UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077

March 16, 2010

Dear Shareholder:

The 2010 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on Thursday, April 29, 2010 at 10:00 a.m. EST. For your convenience, we are pleased to offer a webcast of the annual meeting at http://www.diebold.com.

All holders of record of Diebold Common Shares as of March 1, 2010 are entitled to vote at the 2010 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect ten directors, (ii) ratify the appointment of KPMG LLP as independent auditors for 2010, and (iii) re-approve the Diebold, Incorporated Annual Cash Bonus Plan.

Diebold’s Annual Report for the year ended December 31, 2009 is included herein as well as your proxy card. Please indicate your voting instructions and sign, date and return this proxy card promptly.

If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to the broadcast that will be available on Diebold’s web site at http://www.diebold.com. The replay can also be accessed on the site for up to three months.

We look forward to seeing those of you who will be attending the meeting.

Sincerely,

JOHN N. LAUER Chairman of the Board	THOMAS W. SWIDARSKI President and Chief Executive Officer

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 29, 2010
10:00 a.m. EST

Dear Shareholder,

The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on April 29, 2010 at 10:00 a.m. EST, for the following purposes:

1.	To elect ten directors;

2.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year 2010; and

3.	To re-approve the Diebold, Incorporated Annual Cash Bonus Plan.

Your attention is directed to the attached proxy statement, which fully describes these items.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Holders of record of Diebold Common Shares at the close of business on March 1, 2010 will be entitled to vote at the Annual Meeting.

The enclosed proxy card is solicited, and the persons named therein have been designated, by the Board of Directors of the Company.

By Order of the Board of Directors

CHAD F. HESSE
Senior Corporate Counsel and Corporate Secretary

March 16, 2010
(approximate mailing date)

YOU ARE REQUESTED TO COOPERATE IN ASSURING A
QUORUM BY FILLING IN, SIGNING, DATING AND PROMPTLY
RETURNING THE ENCLOSED PROXY.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT

Annual Meeting of Shareholders, April 29, 2010

This proxy statement is furnished to shareholders of Diebold, Incorporated (the “Company”) in connection with the solicitation by the Board of Directors of proxies that will be used at the 2010 Annual Meeting of Shareholders to be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on April 29, 2010, at 10:00 a.m. EST, or any adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below.

Record Date and Share Ownership

On March 1, 2010, the record date for the meeting, the outstanding voting securities of the Company consisted of 66,295,977 Common Shares, $1.25 par value per share, all of one class. Each shareholder of record as of the close of business on March 1, 2010 will be entitled to one vote for each Common Share held on that date.

Submitting and Revoking Your Proxy

This proxy statement and accompanying form of proxy were first mailed to shareholders on or about March 16, 2010. If you complete and submit your proxy, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions.

If you submit a proxy card but do not fill out the voting instructions on the proxy card, the Proxy Committee will vote the shares represented by your proxy as follows:

•	FOR the election of the director-nominees set forth in “Proposal No. 1: Election of Directors.”

•	FOR the ratification of the appointment of the independent auditors set forth in “Proposal No. 2: Ratification of Appointment of Independent Auditors.”

•	FOR the re-approval of the Company’s Annual Cash Bonus Plan set forth in “Proposal No. 3: Re-Approval of the Diebold, Incorporated Annual Cash Bonus Plan.”

In addition, if other matters are properly presented for voting at the Annual Meeting, the Proxy Committee will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Shareholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by: providing notice in writing delivered to the Secretary of the Company; submitting a subsequently dated proxy; or attending the Annual Meeting, withdrawing the proxy and voting in person.

Cumulative Voting

If a shareholder gives written notice to the President, any Vice President or Secretary at least 48 hours prior to the time fixed for holding the Annual Meeting that the shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of such notice is made upon convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have cumulative voting rights.

In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and the votes may be cast for one nominee only or distributed among the nominees.

In the event that voting at the Annual Meeting is to be cumulative, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the candidates nominated by the Board. However, if voting in such manner would not be effective to elect all such nominees, such votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such nominees elected.

Votes Required to Adopt Proposals

The results of shareholder voting at the Annual Meeting will be tabulated by the inspectors of elections appointed for the Annual Meeting. We intend to treat properly executed proxies that are marked “abstain” as present for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not count any broker non-votes for such purpose.

The director-nominees receiving the greatest number of votes will be elected. Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. However, our Board of Directors has adopted a policy that any director-nominee that is elected but receives a greater number of votes withheld from his or her election than votes in favor of election is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Majority Voting Policy.” All other matters to be considered at the Annual Meeting require, for approval, the affirmative vote of a majority of Common Shares voted at the meeting in person or by proxy. Broker non-votes and abstentions with respect to the proposal to ratify the appointment of the independent auditors and the proposal to re-approve the annual cash bonus plan will not be counted for determining the outcome of those proposals.

CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of our Chief Executive Officer, or CEO, and our Chairman of the Board; however, in the past, we have combined these roles. The Board separated the roles upon the election of our current CEO in late 2005 to allow him to concentrate on re-aligning our business priorities and running our business operations as we transitioned to new leadership.

The Board does not have a specific policy with respect to separating versus combining the CEO and Chairman roles, or whether the Chairman should be an employee or non-employee director. Therefore, while the Board currently separates the roles of CEO and Chairman, the Board has the right to combine those roles in the future if it determines that such a combination would be in the best interest of the Company and its shareholders. As such, the Board, primarily through the Board Governance Committee, periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the discussion.

Board Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board also meets with senior management, at least annually, for a two-day strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year.

At the committee level, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses in internal controls. Our Compensation Committee regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. Our Board Governance Committee manages risks associated with the independence of our Board, corporate governance and potential conflicts of interest. Our Investment Committee oversees the management of risks associated with the Company’s credit, liquidity, investments and investment strategy. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Further, we have several management committees that meet regularly to discuss risks and potential risks as they arise or may arise from day-to-day in their various functional areas, and regularly report to the appropriate Board committees and the entire Board. Our Management Investment Committee reports directly to our Investment Committee; our Governance Risk and Compliance Oversight Committee reports directly to our Audit Committee; and our Benefits Committee reports directly to our Compensation Committee.

Both the Audit Committee and the Compensation Committee of the Board also rely on the advice and counsel of our independent auditors and independent compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Finally, we have robust internal dialog amongst our operations, finance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises, and any such discussions are escalated to our CEO, Chief Financial Officer, or CFO, Vice President and General Counsel, Chief Human Resources Officer, Vice President and Chief Technology Officer or Vice President, Internal Audit, as appropriate, with open lines of communication among them, the management committees described above, the various committees of the Board and the entire Board.

We believe that the Board’s approach to risk oversight, as described above, optimizes its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our board leadership structure complements our risk management structure, as it allows our independent directors, through the four fully independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Board Committees and Composition

During 2009, the Board held seven meetings, in person or telephonically. All of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during the period. During 2009, the Board had four standing committees: Audit Committee, Board Governance Committee, Compensation Committee and Investment Committee. Below is a summary of our committee structure and membership information during 2009:

[1]	Mr. Bockius retired from the Board effective as of the Annual Meeting of Shareholders held in April 2009.
[2]	Mr. Cheng joined the Board and the Audit Committee effective as of August 1, 2009.
[3]	Mr. Cox was named Chairman of the Compensation Committee as of April 23, 2009, following Mr. Lassiter’s move to the Audit Committee.
[4]	Mr. Lassiter served as Chairman of the Compensation Committee until April 23, 2009, at which time he stepped down from the Compensation Committee and joined the Audit Committee.
[5]	Mr. Roorda served on the Audit and Investment Committees until April 23, 2009, at which time he stepped down from those committees and joined the Compensation and Board Governance Committees.

Audit Committee

This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and its functions are described below under “Report of Audit Committee.” The committee’s current charter is available on our web site at http://www.diebold.com.

The current members of the Audit Committee are Henry D. G. Wallace, Chair, Mei-Wei Cheng, Richard L. Crandall, Phillip B. Lassiter and Alan J. Weber, all of whom are independent. In addition, the Board has determined that Messrs. Wallace and Weber are audit committee financial experts. This committee met in person or telephonically seven times during 2009, and had informal communications between themselves and management, as well as with our independent auditors, at various other times during the year.

Board Governance Committee

This committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or to expand the size of the Board, when appropriate. This committee also makes recommendations as to the composition of the various committees of the Board, compensation paid to the directors for their services on the Board and on Board committees, and develops and recommends corporate governance principles. The committee’s current charter is available on our web site at http://www.diebold.com.

The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Phillip B. Lassiter, John N. Lauer and Eric J. Roorda, all of whom are independent. This committee met in person or telephonically five times during 2009.

Compensation Committee

This committee administers our executive pay program. The role of the committee is to oversee our equity plans (including reviewing and approving equity grants to executive officers) and to annually review and approve all pay decisions relating to executive officers. This committee also assesses achievement of corporate and individual goals, as applicable, by the executive officers under our short- (annual) and long-term incentive plans. This committee reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans. The committee’s current charter is available on our web site at http://www.diebold.com.

The current members of the Compensation Committee are Phillip R. Cox, Chair, Gale S. Fitzgerald, John N. Lauer and Eric J. Roorda, all of whom are independent. This committee met in person or telephonically four times during 2009.

Investment Committee

This committee’s functions include establishing the investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of our retirement plans and 401(k) plans to assure adequate and competitive returns. The committee’s current charter is available on our web site at http://www.diebold.com.

The current members of the Investment Committee are Alan J. Weber, Chair, Phillip R. Cox, Richard L. Crandall and Henry D. G. Wallace. This committee met one time in 2009.

Director Independence

The Board has determined that each of Mei-Wei Cheng, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, Eric J. Roorda, Henry D. G. Wallace and Alan J. Weber, which includes each of the current members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within our director independence standards, which reflect the New York Stock Exchange, or NYSE, director independence standards as currently in effect.

In making this determination with respect to Mr. Weber, the Board determined that the provision of proxy processing, mailing and tabulation services by Broadridge Financial Solutions, Inc., the board of directors of which Mr. Weber is a member, did not create a material relationship or impair the independence of Mr. Weber because he serves only as a member of such board, and the nature of the services provided and the fees paid by the Company for such services were less than $100,000 in 2009.

Under our director independence standards, a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer, of ours;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director has been, or a member of his or her immediate family has been, a partner or employee of such a firm and personally worked on our audit during the last three years;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues;

•	The director has engaged in a transaction with us for which we have been or will be required to make a disclosure under Item 404(a) of Regulation S-K promulgated by the SEC; or

•	The director has any other material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us.

Thomas W. Swidarski does not meet the aforementioned independence standards because he is our President and CEO, and is our employee.

Our director independence standards are available on our web site at http://www.diebold.com.

In addition, except for employment arrangements with the Chief Executive Officer and other management directors that may be on the Board from time to time, we do not engage in transactions with directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.

This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions which would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.

Communications with Directors

In accordance with the NYSE’s corporate governance standards, our non-management directors meet at regularly scheduled executive sessions without management present. Our Chairman of the Board, John N. Lauer, is an independent director and presides at these sessions. Shareholders and interested parties may communicate with our committee chairs or with our non-management directors as a group, by sending an email to:

•	Audit Committee - auditchair@diebold.com

•	Board Governance Committee - bdgovchair@diebold.com

•	Compensation Committee - compchair@diebold.com

•	Directors - nonmanagementdirectors@diebold.com

Communication may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether such communications require immediate attention. The Corporate Secretary will forward such communications, or a summary of such communications, to the appropriate director or directors.

A majority of the independent directors of the Board approved the above-described process for determining which communications are forwarded to various members of the Board.

Business Ethics Policy

All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct, which we refer to as our Business Ethics Policy.

The Business Ethics Policy applies not only to the Company, but also to all of those domestic and international companies which we own or in which we control a majority interest. The Business Ethics Policy describes certain responsibilities that our directors, executive officers and employees have to the Company, to each other and to our global partners and communities including, but not limited to, compliance with laws, conflicts of interest, intellectual property and the protection of confidential information.

The Business Ethics Policy is available on our web site at http://www.diebold.com.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the year ended December 31, 2009 were Phillip B. Cox, Chair, Gale S. Fitzgerald, Phillip P. Lassiter (until April 23, 2009), John N. Lauer and Eric J. Roorda (as of April 23, 2009).

No officer or employee of the Company served on the Compensation Committee during such period.

2009 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table details the cash retainers and fees received by our non-employee directors during 2009, as well as the aggregate grant date fair value of stock grants awarded during 2009 pursuant to our Amended and Restated 1991 Equity and Performance Incentive Plan, which we refer to as the 1991 Plan:

2009 Director Compensation

	Fees Earned or		All Other
	Paid in Cash[1]	Stock Awards[2]	Compensation[3]	Total
Name	($)	($)	($)	($)
Louis V. Bockius III	23,000	91,840	962	115,802
Mei-Wei Cheng	26,667	97,020	1,820	125,507
Phillip R. Cox	68,333	91,840	6,578	166,751
Richard L. Crandall	67,000	91,840	6,578	165,418
Gale S. Fitzgerald	70,000	91,840	6,578	168,418
Phillip B. Lassiter	70,000	91,840	6,578	168,418
John N. Lauer	157,000	91,840	8,762	257,602
Eric J. Roorda	67,001	91,840	6,578	165,419
Henry D. G. Wallace	73,000	91,840	8,762	173,602
Alan J. Weber	69,000	91,840	6,578	167,418

[1]	This column reports the amount of cash compensation earned in 2009 for Board and committee service, including the following committee fees earned in 2009:

	Audit	Board Governance	Compensation	Investment
Name	Committee	Committee	Committee	Committee
Louis V. Bockius III	$3,000	$1,667	$—	$—
Mei-Wei Cheng	3,750	—	—	—
Phillip R. Cox	—	—	10,333	3,000
Richard L. Crandall	9,000	—	—	3,000
Gale S. Fitzgerald	—	8,000	7,000	—
Phillip B. Lassiter	6,000	5,000	4,000	—
John N. Lauer	—	5,000	7,000	—
Eric J. Roorda	3,000	3,334	4,667	1,000
Henry D. G. Wallace	15,000	—	—	3,000
Alan J. Weber	9,000	—	—	5,000

[2]	This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) ASC Topic 718 for deferred shares granted to our non-employee directors in 2009, as further described below. Each director received 3,500 deferred shares as of April 23, 2009 (except Mr. Cheng who received 3,500 deferred shares when he joined the Board as of August 1, 2009), with a closing price of our Common Shares on that date of $26.24 ($27.72 for Mr. Cheng). The actual value a director may realize will depend on the stock price on the date the deferral period ends. As of December 31, 2009, the aggregate number of deferred shares outstanding held by each non-employee director was as follows: Mr. Cheng, 3,500; Mr. Cox, 7,200; Mr. Crandall, 7,200; Ms. Fitzgerald, 7,200; Mr. Lassiter, 7,200; Mr. Lauer, 9,300; Mr. Roorda, 7,200; Mr. Wallace, 9,300; and Mr. Weber, 7,200. In addition, as of December 31, 2009, the aggregate number of Common Shares issuable pursuant to options outstanding held by each non-employee director was as follows: Mr. Bockius, 17,500; Mr. Cox, 9,000; Mr. Crandall, 21,500; Ms. Fitzgerald, 21,500; Mr. Lassiter, 21,500; Mr. Lauer, 18,500; Mr. Roorda, 25,500; Mr. Wallace, 17,500; and Mr. Weber, 9,000.

[3]	This column represents dividend equivalents on deferred shares.

In 2009, our non-employee directors received an annual retainer of $55,000 for their service as directors. Our non-employee Chairman of the Board received an additional retainer of $7,500 per month.

In addition to their annual retainer, our non-employee directors also received the following committee fees for their participation as members or as Chairs of one or more Board committees:

	Members	Chair

Audit Committee	$9,000/yr.	$15,000/yr.
Compensation Committee	$7,000/yr.	$12,000/yr.
Board Governance Committee	$5,000/yr.	$8,000/yr.
Investment Committee	$3,000/yr.	$5,000/yr.

The differences in fees between the committees and between the committee members and Chairs are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties.

A director may elect to defer receipt of all or a portion of his or her cash compensation pursuant to the Deferred Compensation Plan No. 2 for Directors.

In addition to cash compensation, each non-employee director may also receive equity awards under the 1991 Plan. The aim of the Board is to provide a balanced mix of cash and equity compensation to our directors, and it targets directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our Compensation Committee and which is discussed in more detail below under “Market Benchmarking of Executive Pay.”

Prior to 2007, our non-employee directors received stock option awards under the 1991 Plan. All such stock options that vested prior to December 31, 2005 are entitled to reload rights, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years.

In 2007, however, the Board decided to shift from stock option awards to deferred Common Shares, which vest one year from the date of grant, but receipt of which is deferred until the later of (1) three years from the date of grant, (2) retirement from the Board or (3) attainment of the age of 65. The decision to shift to deferred shares was intended to strengthen the directors’ ties to shareholder interests by providing awards that more effectively build stock ownership and ensure that the directors’ long-term economic interests are aligned with those of other shareholders.

In 2009, each non-employee director was awarded 3,500 deferred Common Shares.

Director Stock Ownership Guidelines

In 2007, the Board Governance Committee established stock ownership guidelines for each non-employee director of the Company. Under the ownership guidelines, each non-employee director is expected to own at least 6,500 Common Shares. These ownership guidelines are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. As reflected below under the “Security Ownership of Directors and Management” table, the majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years. However, we do not impose any penalties on directors who fail to meet the stock ownership guidelines.

CONSIDERATION OF DIRECTOR-NOMINEES

Shareholder Nominees

The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Board Diversity, Director Qualifications and Corporate Governance Guidelines.”

Any shareholder nominations proposed for consideration by the Board Governance Committee should include:

•	complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise;

•	an indication of the nominee’s consent to serve as a director of the Company if elected; and

•	reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company.

Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Corporate Secretary. See also below under “Proposals of Shareholders.”

Identifying and Evaluating Nominees for Directors

The Board Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise.

In the event that vacancies are anticipated, or otherwise arise, the Board Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.

As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

Majority Voting Policy

In 2007, the Board adopted a majority voting policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Board Governance Committee shall consider the tendered resignation and make a recommendation to the Board. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy shall not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.

However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withhold Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.

Board Diversity, Director Qualifications and Corporate Governance Guidelines

In evaluating director-nominees, the Board Governance Committee considers such factors as it deems appropriate, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, in general, the Board Governance Committee’s goal in selecting directors for nomination to the Board is to create a well-balanced team that combines diverse business and industry experience, skill sets and other leadership aspects, that represents diverse viewpoints and that enables us to pursue our strategic objectives.

The Board Governance Committee identifies candidates whose business experience, knowledge, skills, diversity, integrity and global experiences are considered desirable to strengthen the talent and capabilities of the Board and any committees thereof. Such qualifications for service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities.

The Board Governance Committee makes its determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include:

•	whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board;

•	whether the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•	whether the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board; and

•	whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence.

Final approval of any candidate is determined by the full Board. In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for re-election to the Board.

A copy of our Corporate Governance Guidelines is available on our web site at http://www.diebold.com.

The Board Governance Committee has identified the director-nominees below as fitting the general qualifications described above, and in particular, due to the specific experience, skills and qualifications each of them would bring to the Board as set forth in more detail below.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board recommends that its ten nominees for director be elected at the Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the ten nominees.

With the exception of Mr. Byrnes, all director-nominees are presently members of the Board. A substantial majority of the director-nominees are independent as required by the corporate governance standards of the NYSE. While the Company does not have a formal policy about directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the Annual Meeting unless there are extenuating circumstances for nonattendance. All directors standing for re-election attended the 2009 Annual Meeting.

If for any reason any director-nominees are not available for election when the election occurs, the designated proxies, at their option, may vote for substitute nominees recommended by the Board.

Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ITS
TEN NOMINEES AS DIRECTORS.

The Director-Nominees are:

Position, Principal Occupation, Business Experience and Directorships
Name, Term and Age	Last Five Years, and Qualifications to Serve
Bruce L. Byrnes Director since: Age — 62
July 2008: Retired Vice Chairman, Global Brand Building Training, Procter & Gamble, Inc. (consumer goods); 2004 – 2007: Vice Chairman, Household Care, Procter & Gamble, Inc.

Currently a director of Cincinnati Bell Inc. (telecommunications) since 2003; and Boston Scientific Corp. (medical devices) since 2009. Formerly a director of Procter & Gamble from 2002 – 2008.

We believe Mr. Byrnes’ qualifications to sit on our Board include his 28 years in various leadership roles of an $80 billion global business, including his extensive marketing and strategy experience at Procter & Gamble. Further, as a result of Procter & Gamble’s business-to-consumer focus, he will bring a different perspective to our Board and our business-to-business focus.

Position, Principal Occupation, Business Experience and Directorships
Name, Term and Age	Last Five Years, and Qualifications to Serve
Mei-Wei Cheng Director since: 2009 Age — 60
2008 – April 2009: Retired Group Vice President, Ford Motor Company, and Executive Chairman, Ford Motor (China), Ltd. (automotive industry); 1998 – 2008: Chairman and Chief Executive Officer, Ford Motor (China) Inc.

Member of our Audit Committee.

We believe Mr. Cheng’s experience as Chief Executive Officer of a major division of a $100+ billion global manufacturing company, including extensive experience in Asia Pacific, and China in particular, has been and will continue to be a tremendous asset to us as we continue to focus on growth in that key region. We also believe that Mr. Cheng’s experience in Asia Pacific provides an important perspective on potential risk exposure in this region to our Audit Committee.

Phillip R. Cox Director since: 2005 Age — 62
1972 – Present: President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (financial planning and wealth management services).

Chair of our Compensation Committee and member of our Investment Committee.

Currently also a director of Cincinnati Bell Inc. (telecommunications) since 1993, where he has served as Chairman of the Board since 2003; The Timken Company (engineered steel products) since 2004, where he has served as Chairman of the Finance Committee since 2008; and Touchstone Investments (mutual fund company) since 1993, where he has served as Chairman of the Board since 2008. Formerly a director of Duke Energy Corporation/Cinergy Corporation (gas and electric) from 1994 – 2008, where he served as Chairman of the Audit Committee from 2006 – 2008.

We believe Mr. Cox’s 38 years’ experience as a president and Chief Executive Officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, has provided and will continue to provide the Board with experience relevant to many key aspects of our business. We also believe that Mr. Cox’s experience as a Chief Executive Officer provides appropriate insight into executive compensation and succession planning issues that are ideal for the Chairman of our Compensation Committee, and his extensive experience in the financial services industry provides the understanding necessary to serve on our Investment Committee.

Position, Principal Occupation, Business Experience and Directorships
Name, Term and Age	Last Five Years, and Qualifications to Serve
Richard L. Crandall Director since: 1996 Age — 66
May 2008 – Present: Non-executive Chairman of the Board, Novell, Inc., Waltham, Massachusetts (IT management software); 2007 – Present: Chairman, Pelstar LLC, Chicago, Illinois (medical equipment manufacturing and sales); 2002 – Present: Managing Partner, Aspen Partners LLC, Aspen, Colorado (private equity); 1995 – Present: Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO roundtable for software industry).

Member of our Audit and Investment Committees.

Currently a director of Novell, Inc. since 2003, where he has served as Chairman of the Board since 2008; and Claymore Dividend & Income Fund (management investment company) since 2004.

We believe Mr. Crandall’s extensive experience as an entrepreneur, leader and Board member with several companies in the information technology and technology fields and in the financial industry, including as chairman of a $900 million dollar global information technology business, will bring diversity of thought to our Board. Further, during his 14 years on our Board, Mr. Crandall has provided and will continue to provide immeasurable assistance to our technology-driven businesses. We also believe that Mr. Crandall’s background in the financial services industry provides important financial and investment expertise to our Audit and Investment Committees, and his information technology experience provides perspective on technology risks facing the company.

Gale S. Fitzgerald Director since: 1999 Age — 59
December 2008: Retired President and Director, TranSpend, Inc., Bernardsville, New Jersey (total spend optimization).

Chair of our Board Governance Committee and member of our Compensation Committee.

Currently a director of Health Net, Inc. (managed healthcare) since 2001, where she serves as Chair of the Compensation Committee; and Cross Country Healthcare, Inc. (healthcare staffing) since 2007.

We believe Ms. Fitzgerald’s international experience as a Chief Executive Officer in the information technology industry, a Chief Executive Officer of a business unit of International Business Machines, and the President and Chief Executive Officer of two privately-held consulting companies bring a well-rounded and diverse perspective to our Board discussions. Further, during her 11 years on our Board, Ms. Fitzgerald has provided and will continue to provide significant insight in these areas. We also believe that Ms. Fitzgerald’s service on the Compensation Committee of Health Net brings valuable experience with compensation and succession planning issues to our Compensation Committee, and her 20 years of multiple board experiences bring a unique point of view to our Board Governance Committee.

Position, Principal Occupation, Business Experience and Directorships
Name, Term and Age	Last Five Years, and Qualifications to Serve
Phillip B. Lassiter Director since: 1995 Age — 66
July 2006: Retired Chairman of the Board and Chief Executive Officer, Ambac Financial Group, Inc., New York, New York (financial guarantee insurance holding company).

Member of our Audit and Board Governance Committees

Formerly a director of Ambac Financial Group, Inc. from 2001 – 2007, where he served as Chairman of the Board from 2004 – 2006; and Fidelity National Information Services, Inc./Certegy, Inc. (financial services and payment systems) from 2002 – 2006.

We believe Mr. Lassiter’s 13 years of experience as a Chief Executive Officer in the financial services industry, including six years as a board chairman and 22 years as a senior bank executive, bring an important understanding of our industry. Further, during his 15 years on our Board, Mr. Lassiter has provided and will continue to provide, demonstrated leadership to our Board and a vital perspective from a former customer’s standpoint. We also believe that Mr. Lassiter’s extensive background as a Chief Executive Officer in the financial services industry provides the necessary financial acumen to serve on our Audit Committee, and his experience as a board chairman is ideal for service on our Board Governance Committee.

John N. Lauer Director since: 1992 Age — 71
2005 – Present: Non-executive Chairman of the Board, Diebold, Incorporated, Canton, Ohio; May 2003: Retired Chairman of the Board, Oglebay Norton Co. (industrial minerals), Cleveland, Ohio.

Member of our Board Governance and Compensation Committees.

We believe that Mr. Lauer’s experience as a former Chief Executive Officer of a global manufacturing company, with extensive experience in Europe and Asia Pacific, brings directly relatable experience to our Board. Further, during his 18 years on our Board, Mr. Lauer has provided and will continue to provide demonstrated leadership to our Board. We also believe that Mr. Lauer’s background as a board chairman of two global corporations brings significant corporate governance experience to our Board Governance Committee, and his experience as a Chief Executive Officer of a global manufacturing company brings an understanding of global compensation issues to our Compensation Committee.

Thomas W. Swidarski Director since: 2005 Age — 51
2005 – Present: President and Chief Executive Officer, Diebold, Incorporated, Canton, Ohio; June 2005 – December 2005: President and Chief Operating Officer; 2001 – 2005: Senior Vice President, Global Financial Self-Service.

We believe that as President and Chief Executive Officer of Diebold, Mr. Swidarski’s day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions.

Position, Principal Occupation, Business Experience and Directorships
Name, Term and Age	Last Five Years, and Qualifications to Serve
Henry D. G. Wallace Director since: 2003 Age — 64
December 2001: Former Group Vice President and Chief Financial Officer, Ford Motor Company (automotive industry).

Chair of our Audit Committee and member of our Investment Committee.

Currently a director of Hayes-Lemmerz International Inc. (steel and aluminum wheels) since 2003; Ambac Financial Group, Inc. (financial guarantee insurance holding company) since 2004; and Lear Corporation (automotive components) since 2005, serving as presiding director since 2009 and Chairman of the Audit Committee since 2007.

We believe that Mr. Wallace’s experience in various senior leadership positions, including as Chief Financial Officer, of several major divisions of a $100+ billion global manufacturing company, bring a broad understanding of our global manufacturing operations. Further, Mr. Wallace’s financial expertise, extensive experience in Europe and his demonstrated leadership on the boards of several other publicly-traded companies, has been and will continue to be a tremendous asset to our Board. As a result of Mr. Wallace’s background as a Chief Financial Officer and his service on the board of a publicly-traded financial services company, he is exceptionally qualified to serve on both our Audit Committee and our Investment Committee.

Alan J. Weber Director since: 2005 Age — 61	2007 – Present: Chief Executive Officer, Weber Group LLC, Greenwich, Connecticut (investment consulting); May 2005: Retired Chairman and Chief Executive Officer, U.S. Trust Corporation, New York, New York (financial services).

Chair of our Investment Committee and member of our Audit Committee.

Currently a director of Broadridge Financial Solutions, Inc. (securities processing, clearing and outsourcing) since 2007.

We believe Mr. Weber’s experience as a Chief Executive Officer and Chief Financial Officer in the financial industry, as well as his 27 years at Citibank, including 10 years as an Executive Vice President, have provided and will continue to provide a tremendous depth of knowledge of our customers and our industry. We also believe that Mr. Weber’s experience as Chief Financial Officer of Aetna, Inc., an insurance services company, brings extensive financial expertise to both our Audit Committee and our Investment Committee.

BENEFICIAL OWNERSHIP OF SHARES

To the knowledge of the Company, no person beneficially owned more than five percent of the outstanding Common Shares as of December 31, 2009, except for the shareholders listed below. The information provided below is derived from Schedules 13D or 13G filed with the SEC.

		Amount and Nature of		Percent of
Title of Class	Name of Beneficial Owner	Beneficial Ownership		Class

Common Shares	GGCP, Inc. et al. One Corporate Center Rye, New York 10580	5,621,965	[1]	8.49
Common Shares	Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	4,799,120	[2]	7.20
Common Shares	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,471,353		5.24

[1]	The Schedule 13D/A filed with the SEC on November 4, 2009 indicates that, as of November 3, 2009: (A) Gabelli Funds, LLC had sole voting and dispositive power with respect to 1,291,000 Common Shares; (B) GAMCO Asset Management Inc. had sole voting power with respect to 3,940,265 Common Shares and sole dispositive power with respect to 4,200,065 Common Shares; (C) MJG Associates, Inc. had sole voting and dispositive power with respect to 15,000 Common Shares; (D) Gabelli Securities, Inc. had sole voting and dispositive power with respect to 17,900 Common Shares; (E) Gabelli Foundation, Inc. had sole voting and dispositive power with respect to 22,000 Common Shares; (F) GGCP, Inc. had sole voting and dispositive power with respect to 10,000 Common Shares; and (G) Mario J. Gabelli had sole voting and dispositive power with respect to 66,000 Common Shares. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. Gabelli Securities, Inc. is deemed to have beneficial ownership of the securities owned beneficially by Gabelli & Company, Inc. GAMCO Investors, Inc., and GGCP, Inc. are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc.

[2]	The Schedule 13G filed with the SEC on February 16, 2010, indicates that, as of December 31, 2009, Janus Capital Management LLC, an investment adviser, had sole and dispositive power with respect to 13 shares and shared voting and dispositive power with respect to 4,799,107 shares through its ownership stake in INTECH Investment Management and Perkins Investment Management LLC.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows the beneficial ownership of Common Shares of the Company, including those shares which individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by (a) each director-nominee, (b) the Chief Executive Officer, each individual who served as Chief Financial Officer during 2009, and the three other most highly compensated executive officers of the Company, whom we refer to collectively as the Named Executive Officers, and (c) all director-nominees, Named Executive Officers and other executive officers of the Company as a group as of March 1, 2010.

Ownership is also reported as of January 30, 2010 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in the Employee Stock Purchase Plan.

	Common Shares		Stock Options
	Beneficially		Exercisable	Deferred	Percent of
Director-Nominees:	Owned		Within 60 Days	Shares [1]	Class
Bruce L. Byrnes	—		—	—	—
Mei-Wei Cheng	—		—	3,500	*
Phillip R. Cox	—		9,000	7,200	*
Richard L. Crandall	9,089		21,500	7,200	0.05
Gale S. Fitzgerald	6,089		21,500	7,200	0.04
Phillip B. Lassiter	8,771		21,500	7,200	0.05
John N. Lauer	19,721		18,500	10,577	0.06
Thomas W. Swidarski	102,767	[2,3]	263,400	—	0.55
Henry D. G. Wallace	1,000		17,500	9,300	0.03
Alan J. Weber	1,500		9,000	7,200	0.02

	Common Shares	Stock Options
	Beneficially	Exercisable	Deferred	Percent of
	Owned	Within 60 Days	Shares [1]	Class

Other Named Executive Officers:
Bradley C. Richardson [4]
Executive Vice President and Chief Financial Officer	31,850	—	—	0.05
James L.M. Chen
Executive Vice President, International Operations	58,263	52,375	—	0.17
George S. Mayes Jr.
Executive Vice President, Global Operations	26,406 [2]	26,875	—	0.08
Charles E. Ducey Jr.
Executive Vice President, North America Operations	24,354 [2]	54,875	1,180	0.12
Leslie A. Pierce [5]
Former Interim Chief Financial Officer	4,267 [2]	6,987	—	0.02
Kevin J. Krakora [6]
Former Chief Financial Officer	34,828 [2]	98,500	—	0.20
All Current Director-Nominees and Executive Officers as a Group (25)	549,887 [2,3]	1,059,636	75,887	2.43

[1]	The deferred shares awarded to the director-nominees, as discussed above under “2009 Compensation of Non-Employee Directors,” and shares deferred by Mr. Lauer pursuant to our deferred incentive compensation plans are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

[2]	Includes shares held in his or her name under the 401(k) Savings Plan over which he or she has voting power, and/or shares held in the Employee Stock Purchase Plan.

[3]	Includes shares held in the name of the spouse of the Named Executive Officer.

[4]	Mr. Richardson was appointed Executive Vice President and Chief Financial Officer effective as of November 23, 2009.

[5]	Ms. Pierce served as interim Chief Financial Officer from March 25, 2009 through November 22, 2009, and she currently serves as Vice President and Corporate Controller.

[6]	Mr. Krakora served as Executive Vice President and Chief Financial Officer until stepping down as of March 25, 2009, and he currently serves as Executive Vice President, Corporate Development.

*	Less than 0.01%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5. Such directors, executive officers and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the year ended December 31, 2009, our directors, executive officers and 10% shareholders timely filed all reports they were required to file under Section 16(a).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of the Company’s 2010 proxy statement. Based on our review and discussions, we recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and this proxy statement.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

The Compensation Committee:

Phillip B. Lassiter, Chair
Phillip R. Cox
Gale S. Fitzgerald
John N. Lauer

COMPENSATION DISCUSSION AND ANALYSIS

Executive Pay Program Overview

Our executive pay program is managed by the Compensation Committee, which we refer to in this Compensation Discussion and Analysis as the Committee. The role of the Committee is to oversee our executive pay plans and policies, administer our stock plans and annually review and make recommendations to the Board for all pay decisions relating to our executives, including the Named Executive Officers (the Chief Executive Officer, each individual who served as Chief Financial Officer during 2009, and our three other most highly compensated executive officers).

Our executive pay program is designed to:

•	Provide a total pay opportunity that is commensurate with our performance and competitive with a relevant peer group of companies, as well as other industrial companies similar in revenue size to us.

•	Link the financial interests of executives with those of shareholders through short- (annual) and long-term incentive plans that are clearly tied to corporate, business unit and individual performance.

•	Provide a balance of both short- and long-term goals.

•	Emphasize performance-based, variable pay.

•	Build substantial stock ownership by executives.

•	Enable us to attract, retain and motivate high quality executives.

Our executive pay program is consistent with these objectives. The following table summarizes the key elements of our 2009 executive pay program:

Target Pay Position
Element	Primary Purpose	Factors Increasing or Decreasing Rewards	Relative to Peer Group

Base Salary	Reward individuals’ skills, competencies, experience and performance	• Performance against objectives • Individual responsibilities and experience level • Company financial performance	Historically below median in order to emphasize variable pay components; however, the Committee has begun shifting towards median for all pay elements
Annual Cash Bonuses	Motivate and reward achievement of annual financial objectives and individual goals	• Corporate earnings per share, or EPS • Achievement of key initiatives or other corporate goals • Achievement of individual financial and non-financial goals	Above median to bring total cash compensation to or around median for target performance
Long-Term Incentives (LTI)
Performance Shares	Incentivize performance and achievement of strategic goals over a three-year period	• Total shareholder return, or TSR, relative to peers and S&P 400 Mid-Cap companies	Total potential value is above median to provide competitive total pay and build equity ownership. Value is typically delivered in the form of:
Stock Options	Incentivize increase in shareholder value	• Stock price growth	• Approximately 50% performance shares for target results • Approximately 50% options, valued using the Black-Scholes method
Benefits and Perquisites	Provide for basic life and income security needs, and overall benefits that are competitive with our peers	• Years of service • Base salary	Median levels
Change-in-Control Benefits	Bridge to future employment if employment is terminated	• None; only paid in the event the executive’s employment is terminated	Below median levels

The mix of base salary, annual cash bonuses and LTI noted in the above table, which we refer to throughout this Compensation Discussion and Analysis as total pay, generally makes up our executive pay program. In addition to the pay elements noted in the above table, we occasionally award special grants of restricted stock units, or RSUs, in cases of the hiring, promotion and retention of executives. In order to confirm the continued appropriateness of each element of our executive pay program, the Committee annually reviews the pay practices of similarly sized peer companies in related industries.

2009-2010 Summary of Executive Compensation Actions/Results
2009 Actions/Results	2010 Actions
Base Salary
• Due to the economic downturn, the Committee, at management’s recommendation, froze salaries for the majority of our executives, including our Named Executive Officers, for the duration of 2009, with only a few exceptions relating to promotional or equitable increases, as discussed in more detail below under “Analysis of 2009 Elements of Executive Pay.”	• The Committee reinstated merit increases for executives, with annual merit increases for all executives as a whole, excluding promotional or equity increases, generally 3% on average, as discussed in more detail below under “Analysis of 2009 Elements of Executive Pay.”

Annual Cash Bonus
• In 2009, the Committee modified our Annual Cash Bonus Plan, or Cash Bonus Plan, as discussed in further detail below under “Analysis of 2009 Elements of Executive Pay.”	• For 2010 cash bonuses payable in 2011, the Committee set minimum non-GAAP EPS at $1.05 to fund awards under the Cash Bonus Plan.

• For 2009, the Committee set minimum non-GAAP EPS at $1.10, or 50% of the target non-GAAP EPS of $2.20. The Committee set threshold and maximum non-GAAP EPS at $1.70 and $2.50, or 70% and 114% of target, respectively.	• 2010 target non-GAAP EPS was set at $2.00, which approximates the mid-point of our 2010 guidance to investors.

• Threshold and maximum non-GAAP EPS levels for 2010 were set at $1.60 and $2.30, or 80% and 115% of target, respectively.

• Actual payout of cash bonuses for 2009 was determined based on the following weighted performance metrics: for Mr. Swidarski, Mr. Chen and Mr. Krakora, 50% on EPS, 30% on key initiatives, and 20% on individual goals; and for Mr. Mayes, Mr. Ducey and Ms. Pierce, 60%, 20%, and 20%, respectively.	• The 2010 cash bonus payout will be determined based on the following weighted performance metrics: for Mr. Swidarski, Mr. Richardson, Ms. Pierce and Mr. Krakora, 60% on EPS, 20% on key initiatives, and 20% on individual goals; for Mr. Ducey, 50%, 30% and 20%, respectively; and for Mr. Chen and Mr. Mayes, 40%, 40% and 20%, respectively.

• In 2009, we achieved a non-GAAP EPS of $1.78, which exceeded the minimum non-GAAP EPS required for funding awards, and resulted in a weighted EPS payout slightly above threshold.	• The weighting, EPS, key initiatives and individual goals in 2010 for the Named Executive Officers are discussed in more detail below under “Analysis of 2009 Elements of Executive Pay.”

• Achievement of key initiatives and individual goals in 2009 is discussed in more detail below under “Analysis of 2009 Elements of Executive Pay.”

Performance Shares Results/Objectives
• Our TSR for the 2007 to 2009 performance period was 24th out of an original peer group (discussed below) comprised of 31 companies, and 241st in the S&P Mid-Cap 400 Index, producing an award equal to 55% of the target award.	• The performance criteria for the 2010 to 2012 performance period are identical to that for the 2007 to 2009 performance period: our relative TSR against our current peer group and the S&P Mid-Cap 400 Index, equally weighted.

• Performance share awards for 2009 are discussed in more detail below under “Analysis of 2009 Elements of Executive Pay.”	• Performance share awards for 2010 are discussed in more detail below under “Analysis of 2009 Elements of Executive Pay.”

RSUs
• Mr. Richardson was the only Named Executive Officer to receive RSUs in 2009 in connection with his recruitment and appointment as Chief Financial Officer. Mr. Richardson’s RSUs are discussed in more detail below under “Analysis of 2009 Elements of Executive Pay.”	• As discussed in more detail below under “2010 Grants to Named Executive Officers,” for 2010, the Committee changed the LTI pay mix in the table above, awarding approximately 20% of total potential LTI value in the form of RSUs.

• In addition, the Committee awarded special one-time RSU grants to certain executives, including many of the Named Executive Officers.

Executive Perks/Miscellaneous
• Due to the economic downturn, the Committee, at management’s recommendation, reduced or eliminated our 401(k) company match for all associates, including our executives, effective April 1, 2009.	• As a result of cost-cutting actions taken in 2009 and early 2010, and significant free cash flow during 2009, the Committee anticipates reinstating at least some portion of our 401(k) match during 2010.

2010 Grants to Named Executive Officers

Prior to filing this proxy statement for our Annual Meeting, the Committee also approved the following 2010 annual cash bonus (at target) and LTI awards to our Named Executive Officers:

		Target
		Payout Under	2010-2012 Performance			2010 Stock			Special One-Time
		2010 Annual	Share Awards			Option Grants			RSUs with
		Cash Bonus	Minimum	Target	Maximum	Stock	Exercise		Performance
	Grant	Plan	Payout	Payout	Payout	Options	Price	2010 RSUs	Hurdles
Name	Date	($)	(#)	(#)	(#)	(#)	($/Sh)	(#)	(#)

Thomas W. Swidarski	2/11/10	800,000	10,625	42,500	85,000	127,500	27.88	20,500	0
Bradley C. Richardson	2/11/10	363,750	1,625	6,500	13,000	25,000	27.88	3,000	5,000
James L.M. Chen	2/11/10	277,007	1,375	5,500	11,000	15,000	27.88	2,500	5,000
George S. Mayes Jr.	2/11/10	257,559	1,375	5,500	11,000	15,000	27.88	2,500	5,000
Charles E. Ducey Jr.	2/11/10	268,132	1,375	5,500	11,000	15,000	27.88	2,500	5,000
Leslie A. Pierce	2/11/10	119,056	687	2,750	5,500	8,000	27.88	1,250	2,000
Kevin J. Krakora	2/11/10	160,000	1,125	4,500	9,000	12,000	27.88	2,000	0

For 2010, the Committee changed its LTI mix to provide for the delivery of total potential value in the form of approximately 40% performance shares (at target results), 40% stock options (valued using the Black-Scholes method), and 20% RSUs. The Committee made this change to (1) better align our LTI pay mix with market practice, and (2) provide an LTI mix with more of a balance between long-term company performance, shareholder alignment and value creation, and executive retention.

The Committee also awarded special one-time RSU grants to certain of the Named Executive Officers in 2010. These RSUs have special vesting requirements in order to emphasize retention and to reward only for sustained long-term results. Unlike most RSU grants, which vest after three years, these one-time RSU awards do not vest until the seventh anniversary of the grant. However, one-half of the award may vest early if our stock price reaches $45 per share for 20 consecutive trading days, and the other half of the award may vest early if our stock price reaches $55 per share for 20 consecutive trading days.

All of these 2010 grants will be discussed in more detail in our 2011 proxy statement.

2009 Average Pay Mix

Based on a payout of annual cash bonuses and performance shares at target (notwithstanding actual cash bonus payout in 2010 and actual performance share payout in 2012), our Named Executive Officers had, on average, the following pay mix in 2009, which supports the Committee’s goals of balancing short- versus long-term goals (salary/bonus versus LTI), emphasizing performance-based (variable) pay, and encouraging share ownership by our executives:

CEO:

Other NEOs:

As noted below under “Committee Deliberation and Rationale,” the Committee does not have a specific formula for allocating total pay between short- and long-term pay elements or between cash and non-cash pay elements. However, the Committee does vary the mix of these elements based on competitive practices, ensuring the program remains competitive with our peers, and management level to recognize each individual’s operating responsibilities and ability to impact our short- and long-term results.

Market Benchmarking of Executive Pay

In setting pay for our executives, including the Named Executive Officers, we target total pay at the median of a peer group of companies, which we refer to throughout this Compensation Discussion and Analysis as the peer group. However, actual pay can vary significantly from year-to-year and among individuals within a given year based on corporate and individual performance and experience.

The Committee reviews peer group practices annually to determine total pay levels and periodically to identify new pay elements or emerging trends. In addition to peer group data, the Committee also reviews data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenue. This additional information helps confirm peer group results and represents the broader market in which we compete for senior executives. In 2009, we developed data from both sources to benchmark all elements of total pay.

Peer Group

Each year the Committee also reviews the peer group itself, as companies may merge or be acquired, liquidated or otherwise disposed of, or may no longer be deemed to adequately represent our peers in the market. The peer group was expanded from 28 companies in 2008 to 44 companies in 2009, because the Committee determined that, as a result of attrition over time, the peer group no longer represented an appropriately sized sampling of peer companies.

Several factors are used to select peer group companies:

•	Company size: revenue, number of employees and market capitalization.

•	Products: capital equipment, technologically advanced systems and repair or maintenance services to such equipment or systems.

•	Markets: banking, financial services, health care, education, government, utilities and retail.

•	Percent of revenue from global operations.

The Committee believes that the new peer group of 44 companies, which includes 27 of the 28 companies from the prior group, fairly represents the companies with which we compete for executive talent.

These companies range from approximately 1/2 to 2 times our annual revenue. The peer group also serves as one of the indexes used to assess our TSR as part of our performance share plan. Thermo Fisher Scientific Inc. was the only company removed from the prior peer group, as the Committee determined that it was too large and no longer represented a comparable sized company from the standpoint of revenue, number of employees and market capitalization.

During 2009, the following companies made up the peer group and, as such, served as the primary basis for benchmarking our pay levels and practices for both our directors and our executives, including our Named Executive Officers (companies in bold were added in 2009):

			12/31/08 Market
		2008 Revenue	Capitalization	No. of Employees
2009 Peer Group:	Products/Markets:	($ in Millions):	($ in Millions):	(2008):

Actuant Corp.	Global manufacturing/sales (industrial products)	1,664	1,072	7,500

Affiliated Computer Services, Inc.	Business process outsourcing and information technology	6,160	4,476	65,000

Agilent Technologies Inc.	Bio-analytical and electronic measurement solutions provider	5,774	5,471	19,600

Ametek, Inc.	Global manufacturing/sales (electromechanical devices)	2,531	3,224	11,700

Benchmark Electronics, Inc.	Global electronics manufacturing services	2,590	839	10,522

Brady Corp.	Manufacturing/sales (identification solutions)	1,523	1,262	7,800

Cooper Industries plc	Global manufacturing/sales (electrical products and tools)	6,521	5,066	31,202

Corning Inc.	Global manufacturing/sales (specialty glass and ceramics)	5,948	14,743	27,000

Crane Co.	Global manufacturing/sales (engineered industrial products)	2,604	1,031	12,000

Curtiss-Wright Corp.	Global manufacturing/sales (precision components and systems)	1,830	1,502	8,000

Deluxe Corp.	Provider of personalized printed products to financial institutions	1,469	765	7,172

Donaldson Company, Inc.	Global manufacturing/sales (filtration systems)	2,240	2,592	12,700

Dover Corp.	Global manufacturing/sales (industrial products and components)	7,569	6,122	32,300

Fiserv, Inc.	Information management and electronic commerce systems/services	4,739	5,870	20,000

Flowserve Corp.	Global manufacturing/sales (precision-engineered flow control equip)	4,473	2,874	15,000

FMC Technologies, Inc.	Global technology solutions provider to industrial markets	4,551	2,979	9,800

Goodrich Corp.	Global supplier (aerospace components, systems and services)	7,062	4,557	25,000

Harman International Industries Inc.	Global manufacturing/sales (audio products and electronic systems)	4,113	979	11,694

Harris Corp.	Global communications and information technology provider	5,311	5,039	16,500

Hubbell Inc.	Global manufacturing/sales (electrical and electronic products)	2,704	1,837	13,000

International Game Technology	Global manufacturing/sales (computerized gaming equipment)	2,529	3,504	5,800

Itron, Inc.	Global energy and water products and service provider	1,910	2,197	8,700

Lennox International Inc.	Global manufacturing/sales (HVAC and refrigeration)	3,481	1,788	13,500

ManTech International Corp.	Global technologies/solutions provider for national security programs	1,871	1,918	7,900

Mettler-Toledo International Inc.	Global manufacturing/sales (precision weighing instruments)	1,973	2,259	10,000

Moog Inc.	Global manufacturing/sales (precision motion/fluid controls/systems)	1,903	1,561	8,844

NCR Corp.	Global manufacturing/sales (financial technologies/services)	5,315	2,282	22,400

Pall Corp.	Global manufacturing/sales (filtration/purification products and systems)	2,572	3,356	10,600

Pentair, Inc.	Global diversified industrial manufacturing/sales	3,352	2,335	14,700

PerkinElmer, Inc.	Global health and safety technology solutions provider	1,937	1,643	7,900

Pitney Bowes Inc.	Global mail processing and integrated mail solutions provider	6,262	5,252	35,140

Rockwell Automation	Global industrial automation power, control and information solutions	5,698	4,617	21,000

Rockwell Collins, Inc.	Global design and production of communications and aviation electronics	4,780	6,200	20,300

Roper Industries, Inc.	Global manufacturing/sales (energy systems/industrial imaging products)	2,306	3,894	7,900

Sauer-Danfoss Inc.	Global manufacturing/sales (engineered hydraulic and electronic systems)	2,091	422	9,600

SPX Corp.	Global flow technology products and industrial services provider	5,856	2,206	17,800

Teledyne Technologies Inc.	Global electronic components and communications products provider	1,893	1,598	8,800

Teleflex Inc.	Global manufacturing/sales (single-use medical devices)	2,421	1,990	14,200

The Brink’s Company	Global security and cash management services	3,164	1,231	56,900

The Timken Company	Global manufacturing/sales (engineered steel products)	5,664	1,895	25,662

Thomas & Betts Corp.	Manufacturing/sales (electrical components for industrial construction)	2,474	1,335	10,000

Unisys Corp.	Global design and management of information technology systems	5,233	308	29,000

Varian Medical Systems, Inc.	Global manufacturing/sales (cancer therapy systems and x-ray products)	2,070	4,401	4,900

Waters Corp.	Global manufacturing/sales (analytical instruments)	1,575	3,602	5,033
Removed from peer group in 2009:

Thermo Fisher Scientific Inc.	Global analytical and laboratory products and systems provider	10,498	23,145	34,500

Pay Setting Process

Pay recommendations for our executives, including the Named Executive Officers, are typically made at the Committee’s first meeting each year, which is normally held in February. Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as equity awards, base salary increases and target performance levels for the current year and beyond, are also made at this meeting.

With respect to the CEO’s pay, the Committee reviews and evaluates the CEO’s performance in executive session, without management or the CEO. The Committee’s final pay recommendations for the CEO are then presented to the independent members of the Board. During an executive session of the Board, the Board conducts its own review and evaluation of the CEO’s performance and after considering all input ultimately approves pay actions for the CEO that it deems appropriate.

In evaluating our total pay program for our executives, conducting benchmarking, assessing our results, designing appropriate plans and recommending other potential actions, the Committee from time to time uses the services of an independent compensation consultant in accordance with the Committee’s charter. In 2009, the Committee again directly engaged the services of Towers Perrin, a global professional services consulting firm, in this capacity. The Committee engaged Towers Perrin due to its knowledge and understanding of our business, our industry, our pay philosophies and our historical pay practices as a result of its many years of providing consulting services to the Committee, and not as the result of any recommendations made by management.

Role of Compensation Consultant; Independence

Towers Perrin is engaged by, and serves at the will of, the Committee and reports directly to its Chair. Towers Perrin does not provide any consulting services directly to us or management, unless directed to do so by the Committee or to support the Committee’s administration of our executive pay program. However, from time to time, Towers Perrin is also engaged by the Board Governance Committee to review and provide recommendations on our pay program for non-employee directors.

Towers Perrin is generally engaged by the Committee to develop external pay data primarily consisting of comparative analyses of our peer group and companies of comparable size that are outside of our peer group, as well as Fortune 500 companies. Towers Perrin also provides advice on current compensation trends such as long-term incentives, executive retirement, change-in-control severance benefits, deferred compensation programs and governance practices in connection with executive pay.

At the direction of the Committee, Towers Perrin also provides this external pay data to our Chief Human Resources Officer for use in preparing pay recommendations for our executives.

At the Committee’s discretion, Towers Perrin may also be asked to attend Committee meetings dealing with executive pay matters. On such occasions, Towers Perrin generally participates in the Committee’s deliberations on executive pay decisions, answers questions regarding compensation trends or the market data it developed, and may provide additional advice or input as requested by the Committee.

During 2009, Towers Perrin provided no additional services to us or management. Any such additional services were generally provided by Watson Wyatt. On December 31, 2009, however, Towers Perrin and Watson Wyatt merged to form Towers Watson. Accordingly, the Committee is reviewing the impact of the merger to determine what actions, if any, should be taken to ensure the independence of its compensation consultant.

Role of Management

As our primary contact with the Committee, the Chief Human Resources Officer attends and actively participates in all Committee meetings. With respect to executive pay, the Chief Human Resources Officer typically meets independently with Towers Perrin in preparation for upcoming Committee meetings to review the data prepared by Towers Perrin that will be presented at the meeting. The Chief Human Resources Officer will then make pay recommendations to the CEO based upon market pay comparisons and an analysis of our executives’ individual performance goals, as well as other internal factors (such as expanded job responsibilities during the year or extraordinary performance during the year that is not tied to any of the executive’s stated goals). The CEO then reviews these recommendations and, along with the Chief Human Resources Officer, makes final pay recommendations to the Committee. The

Committee ultimately approves the executive pay actions it deems appropriate after considering all input.

Role of the CEO

At the Committee’s request, the CEO periodically attends Committee meetings and provides input on pay decisions affecting his management team. As discussed above, the CEO makes recommendations to the Committee with respect to the pay actions and target incentive levels for his management team.

The CEO may also meet with Towers Perrin, along with the Chief Human Resources Officer, to review data that will be presented at a Committee meeting. However, the only input the CEO and Chief Human Resources Officer have with respect to Towers Perrin’s data is to correct factual information about the Company or management.

While the CEO does not make specific recommendations to the Committee with respect to his own pay, the CEO does provide a self-evaluation to the Committee that includes his achievement against the prior year’s goals established by the Committee and his proposed goals for the coming year, which goals are based on the annual strategic, operational and financial plans for the Company that are approved by the full Board prior to any CEO pay discussions.

Committee Deliberation and Rationale

There are many factors that the Committee evaluates in determining increases or decreases in each pay element and in total pay for each executive, including the Named Executive Officers, including:

•	Promotions/changes in the executive’s responsibilities;

•	Division or business unit performance;

•	Individual performance;

•	Company performance as measured by EPS, Free Cash Flow, TSR and stock price appreciation;

•	Peer group and other comparable company practices; and

•	Broader market developments or trends.

Some of these factors are discussed in more detail below in connection with the analysis of individual pay elements.

The amount of total pay achieved or potentially achievable from prior awards does not directly impact annual pay decisions or future pay opportunities. Moreover, the Committee does not have a specific formula for allocating total pay between short- and long-term pay elements or between cash and non-cash pay elements. However, the Committee does vary the mix of these elements based on competitive practices and management level, to recognize each individual’s operating responsibilities and ability to impact our short- and long-term results. The mix of these elements is reviewed by the Committee at least annually.

As part of its deliberation process, the Committee annually reviews a “snapshot” of total direct pay for each executive for purposes of general benchmarking and comparative analysis with our peer group. In this way, the Committee can validate target pay positions with respect to direct pay elements relative to our peer group.

The Committee analyzes data from our peer group, as well as data for executives in similar positions at companies of comparable size that are outside of the peer group, to determine pay positions for each element of compensation. The summary table above under “Executive Pay Program Overview” contains disclosure on how individual pay elements are targeted against the peer group under the column “Target Pay Position Relative to Peer Group.”

For example, historically, the Committee targeted base salaries below median levels to ensure that a significant percentage of total pay is contingent on short- and long-term achievement of performance goals and shareholder value creation. Annual cash bonuses were targeted slightly above median levels to produce total cash pay at target results that approximate the median of the peer group. The total value of long-term incentives was targeted above median levels in order to provide competitive total pay at target, as well as to build stock ownership, enhance ties to shareholder returns and emphasize variable over fixed pay.

For 2009, consistent with its pay philosophy, the Committee approved pay elements for our executives at target that were at, on average, the following percentages relative to our peer group:

•	Base salary: 94% of peer group median;

•	Base salary plus bonus: 100% of peer group median; and

•	Total pay: 102% of peer group median.

However, as discussed above, the Committee has begun shifting all elements of pay toward median levels of our peer group at target results, in order to provide more of a focus on executive retention and more balance across all pay elements. The Committee now believes that in keeping salaries below median of our peer group, if we fail to consistently achieve target results for the other, variable pay elements, then total pay would consistently be below that of our peer group, which could create retention issues. Given the economic uncertainty beginning in 2008, it has become much more difficult to set appropriate target levels for payout under our variable pay plans. As such, the Committee believes that it is more appropriate to continue shifting our pay elements towards median levels over time, instead of all at once.

Internal Equity

We provide similar pay ranges for positions with similar characteristics and scope of responsibility, including Named Executive Officer positions. Any differences in compensation among the Named Executive Officers are based on each individual’s experience, operating responsibilities, ability to impact short- and long-term results, demonstrated performance and future potential, as determined by the Committee. Further, in order to attract and retain quality executive officers, the Committee believes it is necessary and proper to provide total pay for each executive position that is commensurate with market practice (determined specifically by reference to the practices of our peer group).

The Committee makes no other distinctions in its pay policies and decisions as among the Named Executive Officers or among the Named Executive Officers and any other executive officer, and such pay policies and decisions are applied consistently among our executives.

Timing of Pay Decisions and Equity Awards

As previously indicated, pay recommendations for our executives, including the Named Executive Officers, are typically made by the Committee at its first scheduled meeting of the year. This is usually five to 15 days after we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. It is also more than two months before we report our first quarter earnings.

Generally, any increases in base salary approved at this meeting are made effective retroactively to the beginning of the current year. Further, any equity awards approved by the Committee at this meeting are approved by the Board and dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

The exceptions to this timing are awards to executives who are promoted or hired from outside the company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Analysis of 2009 Elements of Executive Pay

Base Salaries

We pay base salaries to recognize the skills, competencies, experience and individual performance an executive brings to his or her position. As a result, changes in salary result primarily from changes in the executive’s responsibilities and an assessment of annual performance.

At the start of each year, each executive, including the Named Executive Officers, provides personal performance goals that relate to his/her applicable position, business unit or department. As a result, these personal goals vary for each executive to recognize his/her responsibilities and areas of influence. Performance against these goals is subjectively assessed annually by the CEO and the Chief Human Resources Officer, who then make salary recommendations to the Committee. Our full Board assesses the CEO’s performance.

The Committee relies upon several factors when deciding on increases in salary:

•	The executive’s performance against his/her personal goals, which supports the Committee’s goal of rewarding performance;

•	Comparisons with base salaries for executives in similar roles in peer group companies, which supports the Committee’s goal of providing competitive pay;

•	The Committee’s philosophy regarding salaries, which targets salaries below the median of the peer group; and

•	The Committee’s assessment of our overall performance versus goals and our operating plan and forecasts.

In assessing the results of an executive’s individual performance, the Committee relies on its judgment and does not rely on a specific formula. This evaluation ensures that we have the financial capability to provide the increases and that they are reasonable in light of corporate performance.

Salary increases may take the form of merit, equity or promotional increases. Merit increases are typically annual and are intended to reflect individual experience level and performance from the prior year and year over year, to keep our executives competitive against our peer group, and to provide an adjustment for inflation. Equity increases are provided from time to time in order to account for a shortfall in an executive’s salary against our peer group and provide a one-time adjustment to bring it up to a more competitive pay level. Finally, promotional increases may be given from time to time to compensate for promotions or for a significant increase in an executive’s responsibilities or areas of influence.

In 2009, due to the economic downturn and the significant uncertainty in the financial industry impacting our customers, the Committee, at management’s recommendation, froze salaries for the majority of our executives, including many of our Named Executive Officers, for the duration of 2009, with only a few exceptions relating to promotional or equitable increases.

In particular, Mr. Mayes received a promotional increase of 11.5% effective in March 2009 due to his promotion in April 2008 to Executive Vice President, Global Operations, since his responsibilities had been significantly increased and he did not receive an increase at that time. In addition, Mr. Chen received an equity increase of 7% beginning in July 2009 due to the significant scope of his responsibilities (covering all of Europe, the Middle East, Africa and Asia-Pacific) and his year-over-year performance. Finally, Ms. Pierce received a one-time salary adjustment for assuming the role of interim CFO for a portion of 2009.

For 2010 base salaries, the Committee approved modest merit increases because it believed that, as a result of cost-cutting actions taken during 2009 and early 2010 and significant free cash flow during 2009, these merit increases were reasonable in order to remain competitive within our peer group and to continue shifting base salary towards median the of our peer group.

Annual Cash Bonuses

Our executives, including the Named Executive Officers, also have the ability to earn annual cash bonuses under our Cash Bonus Plan that was approved by shareholders in 2005, and, in order to maintain its deductibility under the applicable provisions of the Internal Revenue Code, as discussed in more detail below under “Limitations on Deductibility of Compensation,” is being proposed for re-approval at our Annual Meeting. Payout under the Cash Bonus Plan depends upon our performance against objective performance measures established by the Board at the beginning of each fiscal year.

Cash bonuses under the plan provide incentives to meet or surpass specific short-term corporate financial goals. As a result, the Cash Bonus Plan balances the objectives of our other pay programs, which concentrate on long-term financial results (performance shares) and stock price growth (performance shares, stock options and RSUs). Finally, annual cash bonuses allow us to maintain relatively low fixed compensation costs and still provide our executives with competitive cash pay, subject to performance.

Cash Bonus Opportunity.  The Committee intends target bonuses to be above median levels relative to the peer group to make up for its below-median salary position and to provide competitive overall cash pay at target results. For 2009, the target bonuses were as follows:

•	CEO: 100% of salary;

•	CFO: 90% of salary for Mr. Krakora, 75% of salary for Mr. Richardson, and 50% of salary for Ms. Pierce;

•	Other Named Executive Officers: 75% of salary; and

•	Other executives: 50% to 75% of salary.

The potential earnout levels of our executives, as a percentage of income, are set by the Committee so as to provide a reasonable opportunity to achieve total cash pay at target that approximates the median total cash pay of our peer group.

Actual bonuses can range from 0% to 200% of target depending on our actual performance. In this manner, we can reward our executives with high levels of cash bonuses for results that substantially exceed target performance expectations. Conversely, we award relatively low levels of cash bonuses for results that are below target performance expectations, or none at all for results that fail to meet minimally acceptable standards.

Performance Measures.  The Cash Bonus Plan allows the Committee to choose levels of, growth in, or relative peer company performance in any one or more of the following performance measures:

•	EPS;

•	Return on invested capital;

•	Return on total capital;

•	Return on assets;

•	Return on equity;

•	TSR;

•	Net income, revenue, cash flow or operating profit; and/or

•	Productivity improvement.

The Committee has historically used EPS as the performance criteria for annual cash bonuses. The Committee believes EPS represents an important bottom-line financial result that investors use to evaluate the value of our Common Shares. As a result, consistent increases in EPS over time should lead to improvements in shareholders’ investment. Although the Committee made changes in 2009 to how cash bonuses are paid out, as discussed in more detail below, EPS is still an important component of both the funding of cash bonuses and determining actual payouts.

Funding of Cash Bonuses.  To pay cash bonuses, we fund a bonus pool based on (1) achievement of a minimum EPS and (2) the maximum bonus available to each executive. For 2009, a minimum EPS was set at approximately 50% of our annual EPS guidance to investors, achievement of which funded maximum payouts under the Cash Bonus Plan:

•	Minimum à EPS > $1.05 à Maximum Bonuses Funded

This approach preserves the tax deductibility of all bonuses paid under the Cash Bonus Plan and provides the Committee the greatest flexibility to assess and reward annual performance.

Determining Cash Bonuses.  While this minimum EPS is used to fund potential cash bonuses, the actual payout of cash bonuses is based on achievement of certain weighted corporate goals, key initiatives, and individual goals.

Weighting.  For 2009, the Committee changed the formula it uses to determine payouts under the Cash Bonus Plan. Historically, payouts under the plan were based entirely on the achievement of EPS targets, with the potential for the Committee to use negative discretion based on the level of achievement of individual performance measures. For 2009 cash bonuses, however, the Committee approved the following weighting of performance measures for our executives, including the Named Executive Officers:

•	For Mr. Swidarski, Mr. Chen and Mr. Krakora, 50% based on EPS, 30% based on key initiatives, and 20% based on individual goals; and

•	For Mr. Mayes, Mr. Ducey and Ms. Pierce, 60% based on EPS, 20% based on key initiatives, and 20% based on individual goals.

The Committee made this change in order to allow more alignment between cash bonuses and performance of each individual within the division, business unit or functional group on which he or she has the most impact, while still balancing the need for the achievement of acceptable corporate goals.

For 2010, the Committee made the following additional changes to the weighting of performance measures for the Named Executive Officers: for Mr. Swidarski, Mr. Richardson, Ms. Pierce and Mr. Krakora, 60% on EPS, 20% on key initiatives, and 20% on individual goals; for Mr. Ducey, 50%, 30% and 20%, respectively; and for Mr. Chen and Mr. Mayes, 40%, 40% and 20%, respectively.

The Committee made these changes in 2010 for Mr. Swidarski and Mr. Krakora in order to further emphasize consolidated company financial performance and shareholder value creation in the form of EPS, reflective of their focus and/or influence on overall corporate results. For Mr. Chen, Mr. Mayes and Mr. Ducey, the changes were made in order to drive key strategic and/or operational results in their specific areas of responsibility, and in turn, contribute to overall corporate results. Mr. Richardson did not join us until November 2009, and so did not participate in the Annual Cash Bonus Plan in 2009. Ms. Pierce’s weighting percentages did not change between 2009 and 2010.

Company Goals.  For 2009, the Committee again selected EPS as the appropriate corporate goal. The EPS level fixed by the Committee for purposes of target payout of cash bonuses is intended to approximately mirror our annual EPS guidance to investors. The performance levels for payout of cash bonuses at threshold and maximum are then generally set as a percentage of the target EPS level. Because the Committee’s pay philosophy has historically been to pay less than median for base salary compared to our peer group, with the difference in median total cash pay to be made up by cash bonus, the threshold for payout was set at a level that was intended to be reasonably capable of achievement. Conversely, the EPS level for maximum payout was set at a level that would require a fairly extraordinary effort to achieve.

The following levels of EPS were intended to pay out at the following weighted results, with an interpolation of actual results falling in between threshold and maximum:

• Below Threshold	à	EPS < $1.70	à	No weighted EPS payout

• Threshold	à	EPS = $1.70	à	40% of weighted EPS payout

• Target	à	EPS = $2.20	à	100% of weighted EPS payout

• Maximum	à	EPS = $2.50	à	200% of weighted EPS payout

Our 2009 EPS target of $2.20 was the mid-range of our 2009 EPS guidance to investors of $2.05 to $2.35, and was set in February 2009, shortly after guidance was provided to the market. Historically, the Committee has set threshold and maximum EPS levels at approximately 80% and 120% of target, respectively, as it considered these percentages to provide for a reasonable range of performance for payout. For 2009, however, given the economic uncertainty, the Committee felt that achievement of EPS results above target would require significantly more effort than in a typical year, and wanted to ensure that cash bonus payouts for 2009 results were properly aligned with the difficulty of achievement. Accordingly, threshold and maximum EPS levels for 2009 were set at 77% and 114% of target, respectively. Our EPS result for 2009 was $1.78, adjusted as discussed below, leading to payout for EPS of 49.6% of target payout for the weighted company goals.

Our 2010 EPS target of $2.00 again approximated the mid-range of our 2010 EPS guidance to investors of $1.90 to $2.15. The 2010 EPS target was set below the 2009 EPS target level due to continued economic uncertainty, particularly in the financial sector, which continues to impact our customers and therefore our EPS outlook. For 2010 the Committee set threshold and maximum EPS levels more in line with historic practices, while still recognizing the continued difficulty of achieving maximum results. Accordingly, the Committee set threshold and maximum EPS for 2010 at 80% and 115% of target, respectively.

In establishing these EPS goals and evaluating results, the Committee may consider certain non-recurring or extraordinary items to be outside the normal course of business and not reflective of our core performance. Accordingly, the Committee’s determination of EPS results for payout under the Cash Bonus Plan may exclude these items. In addition, in setting EPS targets in 2009, the Committee specifically excluded any revenue from our elections systems and Brazilian lottery businesses, since they are not part of our core businesses and, in any given year, have the potential to impact EPS results (up or down) in a way that does not necessarily reflect core company performance. Further, under the plan, the Committee is authorized to consider negative discretion with respect to bonuses.

Key Initiatives.  For 2009, the Committee also approved certain key initiatives for our executives, including the Named Executive Officers, which initiatives were developed and proposed by management. These key initiatives are intended to drive key strategic and/or operational results in the division, business unit or functional group within which the executive has direct control and influence, and target levels were tied directly to our 2009 financial plan, as well as our guidance to investors. Similar to our company goals, the Committee’s assessment of key initiatives may exclude certain non-recurring or extraordinary items. In addition, for executives with multiple key initiatives, the Committee has no set weighting system for each key initiative.

For 2009, the Committee approved the following key initiatives for our Named Executive Officers (excluding Mr. Richardson):

Named Executive Officer:	Key Initiatives:	Target Levels:	Achievement:
Swidarski	Free cash flow: Free cash flow is cash generated from our operating activities and available for execution of our business strategy.	• Threshold = $104 million • Target = $130 million • Maximum = $156 million	Achieved $207 Million -Maximum-
	Asia Pacific, or AP, operating profit: 2009 profit earned from our core business activities in AP, excluding interest and taxes.	*	Achieved -Maximum-

Chen	Europe, the Middle East and Africa, or EMEA, operating profit: 2009 profit earned from our core business activities in EMEA, excluding interest and taxes.	*	Achieved -Below Threshold-
Mayes	SmartBusiness 200 (Cost Savings): Our second cost reduction initiative to take an additional $100 million out of our cost structure by 2011.	• Threshold = $30 million • Target = $40 million • Maximum = $45 million	Achieved $49 Million -Maximum-
	Global service margin improvement: Service margin is the difference between our cost of providing services and revenue received for such services.	• Threshold = 0.5% • Target = 0.7% • Maximum = 1.0%	Achieved 0.6% -Between Threshold and Target-

Ducey	Growth in Integrated Services® in U.S. from $95 million: Integrated Services® is our end-to-end outsourcing solution for financial institutions.	*	Achieved -Maximum-
Pierce	Remediation of material weaknesses in financial controls: In connection with the restatement of our financial statements in 2008 we determined that we had six material weaknesses in our financial controls.	• Threshold = 4 of 6 • Target = 5 of 6 • Maximum = 6 of 6	Achieved 5+ of 6 -Between Target and Maximum-
Krakora	Direct and assist in completion of 2009 strategic plan.	Subjective assessment	Achieved -Target-

*	As indicated above, management develops and proposes the key initiatives that are approved by the Committee. These key initiatives are based on strategic and operational objectives that are tied to our short- and long-term strategic and financial plans. These key initiatives have been selected because they ultimately lead to customer satisfaction and increased shareholder value. We believe that disclosing certain performance measures relating to specific division or business unit performance or other confidential strategic initiatives, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with, among other things, insight into our business strategy, pricing margins and capabilities. We typically set target performance at a level that would provide results that are in line with our guidance to our investors or that are otherwise reasonably difficult to achieve relative to historical trends and future expectations at the time the levels are set. Threshold and maximum performance levels are then set to have slightly decreased and increased difficulty, respectively, as compared to target levels.

Individual Goals.  In addition to EPS and the key initiatives, each executive typically has from four to six individualized goals that can vary greatly amongst the executives and the Named Executive Officers. These goals are even more directly tied to the individual’s operating unit, functional area or department, and may consist of a mixture of quantitative measures (for example, revenue growth, cost reduction, cash conversion, quality improvement and inventory goals) and qualitative measures (for example, operational and organizational improvements, product/service development and customer loyalty). The CEO develops and proposes the individual goals for his management team, which are approved by the Committee at the beginning of each fiscal year, and the Board sets the CEO’s individual performance objectives.

To the extent possible, individual quantitative goals are approved at threshold, target and maximum achievement levels, similar to the company goals and key initiatives. Further, similar to our company goals and key initiatives, quantitative individual goals may exclude certain non-recurring or extraordinary items. However, apart from the overall weighting of individual goals relative to company goals and key initiatives, the Committee has no set criteria, formula or weighting system for determining overall achievement of individual goals. Instead, the Committee bases its determination primarily on a subjective assessment made by the CEO and reported to the Committee, on the overall achievement level of each executive’s individual goals, including the Named Executive Officers. Similarly, the Committee and the Board, make a subjective assessment of the CEO’s achievement of individual goals.

For 2009, the Committee approved the following individual goals for the Named Executive Officers (excluding Mr. Richardson):

Named Executive Officer:	Individual Goals*:	Achievement:
Swidarski
•   Successfully remediate material weaknesses
•   Deliver SmartBusiness 200 $35 million cost reduction target
•   Successfully release Enhanced-Note Acceptor within timing/reliability/cost framework
•   Drive expansion of Integrated Services® globally, achieve $80 million in new contract value
•   Realign global organizational structures to increase business performance and profitability
Achieved -95% of Maximum-
Chen
•   Drive AP cash conversion cycle improvement
•   Drive EMEA cash conversion cycle improvement
•   Deliver Integrated Services® revenue growth in EMEA/AP
•   Achieve China product quality improvements
•   Drive emerging markets flow share gain
Achieved -95% of Maximum-
Mayes
•   Deliver inventory turns improvement
•   Quality improvements — reduction in defective ppm in manufacturing plants
•   Successfully release Enhanced-Note Acceptor within timing/reliability/cost framework
•   Support Oracle® and information technology plan within timing/cost framework
Achieved -95% of Maximum-
Ducey
•   Reduce Opteva® service call rate
•   Drive growth in remote monitoring sites
•   Support SmartBusiness 200 cost reduction target
•   Drive service margin improvement in barrier security business
•   Drive installation cost improvement
Achieved -90% of Maximum-
Pierce
•   Support SmartBusiness 200 cost reduction target
•   Oversee successful completion of corporate accounting consolidation project
•   Establish Balance Sheet monitoring policy/process/tools within global controllers’ organization
•   Successfully implement revised controllers’ organization structure
•   Support revisions to management and SEC reporting
•   Support information technology and business transformation initiatives
Achieved -95% of Maximum-
Krakora	• Direct and assist in continued efforts to divest Premier Election Solutions subsidiary • Direct and assist in efforts to address enterprise and product level risk	Achieved -90% of Maximum-

*	As indicated above, management develops and proposes the individual goals that are approved by our Compensation Committee. These individual goals are based on strategic and operational objectives that are tied to the Company’s short- and long-term strategic and financial plans. These individual goals have been selected because they ultimately lead to customer satisfaction and increased shareholder value. Although not all of these individual goals are quantitative in nature, for those that are, we believe that disclosing the quantitative performance measures relating to specific division or business unit performance or other confidential strategic initiatives, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with, among other things, insight into our business strategy, pricing margins and capabilities. We typically set target performance at a level that would provide results that are in line with our guidance to our investors or that are otherwise reasonably difficult to achieve relative to historical trends and future expectations at the time the levels are set. Threshold and maximum performance levels are then set to have slightly decreased and increased difficulty, respectively, as compared to target levels.

2009 Annual Cash Bonus Payout.  Based on the Named Executive Officers’ cash bonus opportunities (threshold / target / maximum as a percentage of base salary), and their weighted achievement of the foregoing company goals, key initiatives and individual goals, the Committee recommended, and the Board approved, a payout of cash bonuses as follows:

	Cash Bonus			Weighting
	Opportunity
	(%)			Achievement of		Achievement of		Achievement of				Base
				Company Goals		Key Initiatives		Individual Goals		Total		Salary		Payout
Named Executive Officer:	Thresh.	Target	Max.	(50%)		(30%)		(20%)		(%)		($)		($)
Swidarski	40	100	200	24.8%	+	60.0%	+	38.0%	=	122.8%	x	750,000	=	921,000
Chen	30	75	150	18.6%	+	22.5%	+	28.5%	=	69.6%	x	351,754	=	244,821
Krakora	35	90	180	21.9%	+	27.0%	+	32.4%	=	81.3%	x	320,000	=	260,160

	Cash Bonus			Weighting
	Opportunity
	(%)			Achievement of		Achievement of		Achievement of				Base
				Company Goals		Key Initiatives		Individual Goals		Total		Salary		Payout
Named Executive Officer:	Thresh.	Target	Max.	(60%)		(20%)		(20%)		(%)		($)		($)
Mayes	30	75	150	22.3%	+	30.0%	+	28.5%	=	80.8%	x	335,036	=	270,776
Ducey	30	75	150	22.3%	+	22.5%	+	27.0%	=	71.8%	x	325,008	=	233,421
Pierce	20	50	100	14.9%	+	15.0%	+	19.0%	=	48.9%	x	231,176	=	112,998

Long-Term Incentives

Overview.  The 1991 Plan provides us with flexibility in the types of long-term incentives we can award to our executives, including the Named Executive Officers, and includes stock options, performance shares, restricted stock and RSUs. The LTI granted in 2009 — collectively and individually — support our pay philosophy:

•	Stock options align our executives’ interests with those of shareholders because options only produce rewards to executives if our stock price increases after options are granted.

•	Performance shares reward our executives for achieving sustained financial results as well as for increasing our stock price. As a result, they tie rewards to performance and provide an additional means to own stock.

•	Special grants of restricted stock and/or RSUs help in attracting and retaining key executives. Normally, however, our LTI focus on options and performance shares.

LTI opportunities are based largely on competitive practices of and benchmarking against our peer group. In addition, the Committee takes into account the competitiveness of our executives’ target cash pay (salary plus target bonus) and competitive total pay levels. This dollar difference represents the target value of LTI that the Committee delivers in the form of options and performance shares.

Stock Options.  For 2009, approximately 50% of the target LTI was delivered in the form of stock options. In this manner, the Committee strikes a balance between awards tied only to stock price appreciation and those based on the full value of our Common Shares, as well as other performance factors. LTI delivered in the form of stock options is valued using the Black-Scholes option valuation method, the same method we use to determine its accounting cost.

Grant guidelines are developed by management and then reviewed and approved by the Committee, and are based on an executive’s salary grade or level, organizational level, reporting relationships and job responsibilities in order to maintain internal equity in the grants to participants. Actual grants also vary based on an assessment of several factors, including the market value of our Common Shares, our financial performance, shares available under the 1991 Plan, an individual’s target total compensation and his or her performance against individual performance goals. In addition, grants awarded to Mr. Richardson in 2009 took into account the value of equity awards and other benefits Mr. Richardson forfeited upon leaving his former job.

Our executives, including the Named Executive Officers, receive option grants with the following characteristics:

•	Non-qualified stock options, which provide us with a tax deduction at the time of exercise to the degree executives incur taxable income.

•	Exercise price equal to the closing price of our Common Shares on the date of grant so that executives do not receive options that are “in the money.”

•	Vest ratably over a four-year period to support executive retention.

•	Expire ten years after the date of grant to reward for long-term stock price appreciation.

Grants of stock options approved by the Committee to the Named Executive Officers during 2009 were as follows:

Named Executive Officer:	Stock Options Granted:
Swidarski	150,000
Richardson	30,000
Chen	15,000
Mayes	15,000
Ducey	15,000
Pierce	7,000
Krakora	25,000

The number of stock options granted to our Named Executive officers in 2009, reflected in the table above, approximates 50% of their target value of LTI, using the Black-Scholes option valuation method.

Performance Shares.  For 2009, the Committee delivered the remaining 50% of target LTI in the form of performance shares. Performance shares are earned over a three-year performance period, determined as of the date of our fourth quarter and year-end earnings release immediately following such performance period, with actual awards varying from target based on the achievement of financial objectives established by the Committee at the start of the period. No dividends are paid on performance shares until earned.

The award of performance shares in this way is consistent with the Committee’s objective to take a balanced approach to LTI by rewarding sustained financial performance as well as stock price appreciation. The expected value of a performance share at the time of grant (based on our stock price) determines the number of target performance shares potentially awarded. The Committee then reviews and approves the performance share grant guidelines developed by management, which are based on the same principles used to develop stock option grant guidelines.

Our executives, including the Named Executive Officers, received target performance share awards for the 2009 to 2011 period with the following characteristics:

•	Our TSR for the period relative to our peer group and the S&P Mid-Cap 400 Index determines the actual number of performance shares earned. Results in each area are weighted equally. This approach underscores the importance of providing shareholder returns equal to or greater than those companies similar to us as well as to the broader market of companies we compete with for investment. Moreover, it also balances the focus of stock options, the value of which is tied to the absolute growth in our stock price.

•	The actual number of shares earned will range from 0% to 200% of an individual’s target award:

•	If our relative TSR is below both group’s 20th percentile, no performance shares will be earned. As a result, the Committee requires executives to provide shareholders a minimally acceptable performance relative to our peers before any rewards can be earned.

•	Our executives can earn the maximum number of shares if our TSR equals or exceeds (1) the 60th percentile of one group and 100th percentile in the other, (2) the 70th percentile in one group and 90th percentile in the other, or (3) the 80th percentile of both groups. In this manner, our executives receive the highest level of rewards under the plan only when our performance is superior to that of other similar companies.

•	A matrix is used to determine awards for results between threshold and maximum.

•	An executive’s individual performance is not a factor in determining actual performance shares awarded.

Grants of performance shares, at target, approved by the Committee to the Named Executive Officers during 2009 were as follows:

Named Executive Officer:	Target Performance Shares Granted:
Swidarski	50,000
Richardson	5,625
Chen	7,500
Mayes	7,500
Ducey	7,500
Pierce	3,500
Krakora	12,500

The target performance shares granted to our Named Executive officers in 2009, reflected in the table above, approximates the remaining 50% of their target value of LTI.

Goals for the 2007 to 2009 performance period were identical to those established for the 2009 to 2011 period. However, unlike for the 2009 to 2011 performance period, the calculation of payouts for prior performance periods is determined by our actual rank, as opposed to our percentile ranking, relative to our peer group and the S&P Mid-Cap 400 Index. The Committee changed to a percentile ranking methodology in 2009 for ease of administration. In the past, when companies have dropped out of our peer group or the S&P Mid-Cap 400 Index during a performance period, it has not always been clear how best to adjust for such changes when using actual rankings. In certain situations, such as with a bankruptcy, it might be appropriate to assume poor performance and, therefore, deem the companies to have performed at the bottom of the rankings. However, in other situations, it may be less clear, such as in the case of a merger or acquisition. Changing to percentile rankings removes the ambiguity.

As discussed above, our actual TSR for the 2007 to 2009 performance period was ranked 24th out of an original peer group (discussed above) comprised of 31 companies, and 241st in the S&P Mid-Cap 400 Index, which produced a payout equal to 55% of each executive’s target award. Our executives received shares equal to this percent of target, as no discretion was used to increase or decrease the results based on our relative TSR. Accordingly, the performance shares earned by the Named Executive Officers for the 2007 to 2009 performance period were as follows: Thomas W. Swidarski, 11,000 shares; James L. M. Chen, 2,750 shares; George S. Mayes Jr., 2,750 shares; Charles E. Ducey Jr., 2,750; and Kevin J. Krakora, 5,500 shares.

Restricted Stock and RSUs.  At times, we may hire new executives or a current executive may take on a new role or greatly expanded responsibilities. As a result, the Committee believes that it is sometimes important to provide such executives with an additional incentive in the form of restricted stock or RSUs. These awards typically vest three years after the date of grant and may include performance features for early vesting. The purpose of these awards is to ensure retention of the executives’ services for a specified period of time and to enhance their incentive for building shareholder value. In furtherance of these purposes, in 2009, Mr. Richardson was awarded 12,500 RSUs as a newly hired executive. The value of these RSUs was intended, in part, to provide compensation for the value of equity awards and other benefits Mr. Richardson forfeited upon leaving his former job. In addition, for similar reasons Mr. Richardson was given a sign-on bonus of $250,000, payable at his discretion in cash or RSUs, with a 20% increase in value if he chose RSUs. Mr. Richardson decided to take the sign-on bonus in the form of an additional 11,350 RSUs. Providing the sign-on bonus in the form of RSUs allows the company to expense the value over the three-year term of the RSUs, instead of all at once, and also enabled Mr. Richardson to accelerate progress in meeting his stock ownership requirements. None of the other Named Executive Officers received restricted stock or RSUs in 2009.

Perquisites and Other Personal Benefits

Our executives, including the Named Executive Officers, are also eligible to participate in the following additional pay elements as part of their total pay package.

Benefits

We provide our executives with medical, dental, long-term disability, life insurance and severance benefits under the same programs used to provide benefits to all U.S.-based associates. Our executives may buy additional life insurance coverage at their own expense, but not long-term disability. The maximum life insurance coverage that may be bought by an executive is $1.5 million. Our executives’ benefits are not tied to individual or company performance, which is the same approach used for other associates. Moreover, changes to our executives’ benefits reflect the changes to the benefits of other associates.

Perquisites

We provide our executives with perquisites that are also not tied to individual or company performance. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive reward program and help in attracting and retaining high quality executives. Our executives receive the following perquisites, the values of which differ based on an executive’s reporting level:

•	Company car or car allowance, including a repair and maintenance allowance, and insurance allowance, although this perquisite is being phased out except for a limited number of grandfathered positions, which include each of the Named Executive Officers, except Ms. Pierce.

•	Country club memberships, which are anticipated to be used for business as well as personal purposes. As of December 2008, this perquisite has been discontinued for all of our executives, except our CEO, as it was felt that he, more so than our other executives, would benefit from the business development and networking opportunities provided by his club memberships.

•	Reimbursement for financial planning services to assist executives in managing the rewards earned under our programs.

•	A complete annual physical exam (assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations), which helps protect in small measure the investment we make in these key individuals.

The Committee periodically reviews our practices in this area and makes any necessary adjustments based on competitive practices, consistency with our total pay philosophy and objectives, and cost to provide these personal benefits. As a result of the Committee’s review, beginning in 2008, we no longer provide tax gross-ups in connection with any executive perquisites. The trend in our peer group and in the market is to discontinue the practice of providing tax gross-ups in connection with executive perquisites and, further, providing tax gross-ups on perquisites is not consistent with our global cost reduction efforts.

Deferred Compensation

Our executives, including the Named Executive Officers, have the ability to defer receipt of annual cash bonuses and performance shares pursuant to our Deferred Incentive Compensation Plan. Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan, except it does not include our Common Shares. As a result, the plan offers our executives another means to save for retirement. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Deferrals represent earned incentives that would have been paid to the executive except for the voluntary election of the executive. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned. As a result, the current program does not increase our compensation costs.

Retirement

We also maintain qualified and non-qualified retirement programs. Our executives, including the Named Executive Officers, participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all other associates. Under our 401(k) plan, for executives hired prior to July 1, 2003, we have historically matched 60% of the first 3% of pay that was contributed by the associate to the plan, and 40% of the next 3% of pay contributed. For executives hired on or after such date, we have historically matched 100% of the first 3% of pay that was contributed by the associate to the plan, and 60% of the next 3% of pay contributed. However, as a result of the global economic downturn beginning in late 2008, in early 2009 we discontinued our 401(k) match for all associates hired prior to July 1, 2003, and reduced our 401(k) match for all associates hired after July 1, 2003 to 60% of the first 3% of pay contributed by the associate. It is our hope to reinstate all aspects of the 401(k) match at some point during 2010.

We also have five non-qualified supplemental retirement plans as follows: the Supplemental Employee Retirement Plan I, or SERP I, the Pension Supplemental Executive Retirement Plan, or Pension SERP, the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP, and the 401(k) Supplemental Executive Retirement Plan, or 401(k) SERP, although none of the Named Executive Officers are in the SERP I, and the SERP I is now closed to new participants.

These plans are described in detail below under “2009 Pension Benefits.”

Participation in the plans is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee.

Mr. Swidarski, Mr. Ducey and Mr. Krakora participate in the Pension SERP, Pension Restoration SERP and the 401(k) Restoration SERP; however, any benefits accrued under the Restoration SERPs offset benefits accrued under the Pension SERP to avoid duplication of benefits provided. Mr. Richardson and Mr. Mayes participate in the 401(k) Restoration SERP and the 401(k) SERP.

Employment Agreements

We typically only enter into employment agreements with the CEO and also the President when that title is held by someone other than the CEO. When an employment agreement is deemed necessary, the Committee usually models the agreement after prior employment agreements, and makes adjustments as necessary given, among other factors, a competitive analysis of the market for the position, our needs and the relative experience level of the individual accepting the position. These employment agreements may then go through a negotiation process with the individual and his or her legal counsel.

Mr. Swidarski’s employment agreement is described in more detail below under “Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table” and a copy of his amended and restated agreement has been filed as Exhibit 10.28 to our Annual Report on Form 10-K for the year ended December 31, 2008.

Change-in-Control Benefits

We have an historical practice of providing change-in-control agreements to our executive officers, including the Named Executive Officers. These agreements provide our executives with the potential for continued employment for three years following a change-in-control. As a result, these agreements help retain these executives and provide for management continuity in the event of an actual or threatened change-in-control of the company. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause.

The agreements provide:

•	Severance of three times salary for the CEO and two times salary for the other Named Executive Officers and other executives.

•	One year of continued participation in employee retirement income, health and welfare benefit plans, including all executive perquisites.

•	One year of additional service for determining the executives’ non-qualified retirement benefits.

In addition, the agreements provide a tax gross-up for any excise tax imposed under Section 280G of the Internal Revenue Code, covering severance amounts payable under any other agreement, plan or arrangement. The Committee feels that this tax gross-up is reasonable to ensure that our executives are kept “whole” in the event of a change-in-control so that the individual receives the same after-tax amount as he or she would have received without the imposition of the excise tax.

Finally, change-in-control benefits are only paid upon the occurrence of two events — a so-called “double trigger.” First, there must be a “change-in-control” of the company, as defined in the agreements. Second, the executives must be terminated without cause or they must terminate their own employment for good cause, as described in the agreements. In this manner, benefits are only paid to executives if they are adversely affected by a change-in-control, consistent with the agreements’ objectives.

The terms and conditions of these agreements are identical in all material respects, except for the multiple of base salary noted above. The Committee periodically reviews our policy with respect to these change-in-control agreements, and engages Towers Perrin to provide a competitive analysis of our practices. During 2008, it was determined that this type of agreement was still a valued component of overall compensation for purposes of attracting and retaining quality executive officers. Based upon these reviews, the Committee believes its change-in-control benefits, providing for payments of two and three times base salary, as applicable, are below median levels for executives in similar positions in its peer group and at other comparable companies and, therefore, remained consistent with the Committee’s philosophy relative to these types of awards. As such, the Committee approved the continued award of these agreements to new executives. The Committee does not take the value of these agreements into consideration when making any other compensation decisions.

Separation Agreements

It is also our historical practice to enter into separation agreements with our executive officers upon their separation from service in order to reinforce that individual’s confidentiality, non-competition and non-solicitation obligations. As with employment agreements, the Committee usually models the agreement after prior separation agreements, and makes appropriate adjustments, taking into consideration the past service of the individual, the reason for the separation and any other factors the Committee deems relevant. These separation agreements generally then go through a negotiation process with the individual and his or her legal counsel. These agreements are only prepared at the time of an executive’s separation from the company, and as such, do not affect the Committee’s decisions on other compensation elements.

Expatriate Benefits

Executives sent on expatriate assignments receive payments to cover housing, automobile and other expenses under our standard expatriate policies. With the exception of Mr. Chen, who was asked to relocate to China when he was hired by us, none of the Named Executive Officers received expatriate benefits in 2009. Mr. Chen’s expatriate benefits are described in more detail below in footnote 5 to the “2009 Summary Compensation Table.”

Other Compensation Policies

Stock Ownership Guidelines

We established stock ownership guidelines for our executives in 1996. Ownership guidelines reinforce the primary goals of our LTI: to build stock ownership among our executives and ensure their long-term economic interests are aligned with those of other shareholders.

In 2007, we modified our ownership requirements, adopting fixed share ownership guidelines instead of setting guidelines as a percentage of salary, in order to:

•	Provide shareholders and executives a clearer view on the level of ownership required;

•	Increase the financial flexibility our executives have in meeting those requirements; and

•	Maintain executives’ commitment to share ownership once ownership targets are achieved.

The new levels of ownership set forth in these guidelines are approximately the same as our prior ownership guidelines, which were based on the executives’ salaries and our stock price on October 5, 2006, and are as follows:

•	Chief Executive Officer: 130,000 shares;

•	President and Chief Operating Officer: 100,000 shares;

•	Executive and Senior Vice Presidents: 50,000 shares;

•	Vice Presidents and Group Vice Presidents: 25,000 shares; and

•	Other Senior Management: 15,000 shares.

In addition, until guidelines are met, our executives must hold at least 80% of the net shares of stock received from any equity-based awards, after deductions for taxes and exercise costs. Once the guidelines are met, our executives are required to hold at least 40% of the net shares of stock received from any equity-based awards, after such deductions.

In determining an executive’s stock holdings, we count the shares directly owned by the executive, including unvested restricted shares and shares deferred pursuant to our deferred compensation program, as well as the following stock equivalents: deferred shares/RSUs and the potential after-tax shares owned through the executive’s 401(k) savings plan account. Outstanding options and unearned performance shares do not count toward the executives’ stock ownership guidelines.

The stock holdings of the Named Executive Officers are set forth above under “Security Ownership of Directors and Management.”

The Committee reviews management’s stock holdings annually to monitor progress toward the stock ownership guidelines. However, we do not impose any penalties on executives who fail to meet the stock ownership guidelines. This is because the new guidelines mandate some level of stock ownership whenever an executive would realize any value from an equity-based award. Moreover, we do not allow executives to hedge the economic risk associated with stock ownership.

Clawbacks

In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or “claw back” any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the Company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus.

Examples of such detrimental conduct include:

•	Engaging, directly or indirectly, in any activity in competition us, in any product, service or business activity for which he or she had any direct responsibility or direct involvement during the two previous years;

•	Soliciting one of our employees to terminate his or her employment;

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us;

•	Failure to promptly disclose and assign any interest in any invention or idea conceived during his or her employment and related to any of our actual or anticipated business, research or development work; and

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.

Company-Imposed Black-Out Periods

Any time one of our executives is in possession of material non-pubic information, he/she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose a routine black-out period that prohibits executives, including the Named Executive Officers, from trading during the period that begins two weeks prior to the end of each quarter and extends through the first business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.

However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including Named Executive Officers, who were barred from exercising stock options prior to their expiration due to a company-imposed black-out period. In 2009, however, none of the Named Executive Officers received any such cash distribution as a result of expiring stock options.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In order to qualify as performance-based compensation, our compensation plans must meet certain requirements, including shareholder approval. We have taken steps intended to ensure we are not adversely affected by Section 162(m). To that end, our annual bonuses, grants of performance shares and awards of stock options are designed to meet the section’s deductibility requirements. Nevertheless, the Committee also believes that it must maintain flexibility to take actions that it deems to be in our best interests, but that may not qualify for tax deductibility under Section 162(m).

Base salaries and grants of restricted stock and RSUs do not qualify as performance-based compensation and would not be excluded from the limitation on deductibility. As a result, we have a policy pursuant to which certain executives have entered into agreements to automatically defer amounts affected by the $1 million limitation until the time when that limitation no longer applies.

COMPENSATION-RELATED RISK

At the request of our Compensation Committee, management has undertaken a review and evaluation of our compensation policies and practices applicable to all employees that may create risks for our company. Participating in this review were members of our human resources, legal, finance and internal audit departments. In connection with this review, the Compensation Committee also engaged its independent compensation consultant, Towers Watson, to conduct a comprehensive risk assessment of our executive compensation policies and practices.

The results of these reviews and assessments were presented to the Compensation Committee for its review and final assessment. Consequently, we have determined that our compensation policies and practices do not create risk that is reasonably likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007. The amounts shown include compensation for services in all capacities that were provided to us.

2009 Summary Compensation Table

							Change in Pension
							Value and Non-
						Non-Equity	qualified Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary [1]	Bonus [2]	Awards[3]	Awards[4]	Compensation[5]	Earnings[6]	Compensation[7]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Thomas W. Swidarski	2009	750,000	0	1,158,000	1,177,440	921,000	474,000	114,410	4,594,850
President and Chief Executive	2008	750,000	0	765,900	860,700	1,500,000	658,000	172,587	4,707,187
Officer	2007	687,111	365,913	2,836,200	2,178,300	0	177,000	70,835	6,315,359

Bradley C. Richardson	2009	51,609	60,625	773,518	269,397	0	0	20,856	1,176,005
Executive Vice President and	2008	-	-	-	-	-	-	-	-
Chief Financial Officer [8]	2007	-	-	-	-	-	-	-	-

James L.M. Chen	2009	340,248	0	173,700	117,744	244,821	0	724,820	1,601,333
Executive Vice President,	2008	328,742	0	344,655	71,725	486,538	0	203,869	1,435,529
International Operations	2007	292,215	117,721	236,350	137,959	0	0	236,864	1,021,109

George S. Mayes, Jr.	2009	329,277	0	173,700	117,744	270,776	0	188,333	1,079,830
Executive Vice President,	2008	300,481	0	153,180	71,725	444,712	0	103,489	1,073,587
Global Operations	2007	-	-	-	-	-	-	-	-

Charles E. Ducey, Jr.	2009	308,706	0	173,700	117,744	233,421	229,000	40,011	1,102,582
Executive Vice President,	2008	-	-	-	-	-	-	-	-
North America Operations	2007	-	-	-	-	-	-	-	-

Leslie A. Pierce	2009	305,922	0	81,060	54,947	112,998	42,000	10,698	607,625
Former Interim Chief	2008	-	-	-	-	-	-	-	-
Financial Officer [9]	2007	-	-	-	-	-	-	-	-

Kevin J. Krakora	2009	353,720	0	289,500	196,240	260,160	189,000	40,718	1,329,338
Former Chief Financial	2008	377,805	0	319,125	179,313	680,049	254,000	77,167	1,887,459
Officer [10]	2007	375,354	0	590,875	363,050	0	127,000	38,668	1,494,947

[1]	For Ms. Pierce, the amount reflected in the “Salary” column includes a one-time salary adjustment for her role as interim CFO in the amount of $74,746.

[2]	For Mr. Richardson, the amount reflected in the “Bonus” column represents a pro-rated bonus for 2009 pursuant to his offer of employment, based on target EPS results under the Annual Cash Bonus Plan.

[3]	For 2009, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for performance shares and RSUs awarded to the Named Executive Officers in 2009, as reflected below under “2009 Grants of Plan-Based Awards.” Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the performance shares, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. The maximum number of performance shares that may be earned is also reflected below under “2009 Grants of Plan-Based Awards,” the grant date fair value of which would be: for Mr. Swidarski, $2,316,000; for Mr. Richardson, $286,326; for Mr. Chen, $347,400; for Mr. Mayes, $347,400; for Mr. Ducey, $347,400; for Ms. Pierce, $162,120; and for Mr. Krakora, $570,000. The specific terms of the performance shares and RSUs are discussed in more detail above under “Compensation Discussion and Analysis.” For performance shares and RSUs awarded to the Named Executive Officers in 2008 and 2007, the grant date fair values have been recomputed in accordance with FASB ASC Topic 718. For additional information on performance shares and RSUs awarded to the Named Executive Officers in prior years, see below under “Outstanding Equity Awards at 2009 Fiscal Year-End.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[4]	For 2009, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for stock options granted to the Named Executive Officers in 2009, as reflected below under “2009 Grants of Plan-Based Awards.” Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The specific terms of the stock options are discussed in more detail above under “Compensation Discussion and Analysis.” For stock options awarded to the Named Executive Officers in 2008 and 2007, the grant date fair values have been recomputed in accordance with FASB ASC Topic 718. For additional information on stock options awarded to the Named Executive Officers in prior years, see below under “Outstanding Equity Awards at 2009 Fiscal Year-End.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[5]	For 2009, this column reflects amounts earned by the Named Executive Officers under our Cash Bonus Plan for the 2009 fiscal year, but that were not actually paid out until February 2010. For a more detailed description of the related performance measures for the Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[6]	For 2009, these amounts shown are the difference between the value of pension benefits earned as of December 31, 2009 based on a 6.33% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2009 based on Scale AA and the value of pension benefits earned as of December 31, 2008 based on a 6.41% discount rate and the RP-2000 Mortality Table with no mortality improvement. Further, the values were determined assuming the probability is nil that the Named Executive Officer will terminate, retire, die or become disabled before normal retirement date. There was no above-market or preferential interest earned by any Named Executive Officer in 2009 on non-qualified deferred compensation.

[7]	For 2009, the amounts reported for “All Other Compensation” consist of amounts provided to the Named Executive Officers as outlined in the table below, with respect to (a) the use of an automobile or cash in lieu thereof for Mr. Chen, this amount includes the cost of a driver, (b) club memberships for Mr. Swidarski, (c) the dollar value of insurance premiums paid by us for the benefit of the executive, (d) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan for which the executive is a participant, (e) financial planning services/tax assistance, (f) dividend equivalents paid on unvested RSUs, and (g) other. For Mr. Mayes, the amount in column (d) reflects a one-time adjustment to include the $74,519 401(k) SERP contribution made in 2009 for the 2008 fiscal year. For the Named Executive Officers, excluding Mr. Richardson and Mr. Chen, the amount in column (g) reflects the approximate value of an annual physical exam provided to our executives. For Mr. Richardson, the amount in column (g) reflects miscellaneous benefits. For Mr. Chen, the amount in column (g) includes the following expatriate cost of living allowances for the location of his residence in Shanghai, China: a housing allowance in the amount of $111,000; a goods and services allowance in the amount of $37,000; a one-time allowance of $45,793; pension payments in the amount of $51,037; tax payments of $387,772; and miscellaneous other benefits totaling $64,021.

	All Other Compensation
Names	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thomas W. Swidarski	23,400	22,664	2,346	6,900	15,000	41,600	2,500
Bradley C. Richardson	2,961	0	0	14,145	0	0	3,750
James L.M. Chen	26,052	0	0	0	0	2,145	696,623
George S. Mayes, Jr.	14,256	0	1,108	156,622	9,167	4,680	2,500
Charles E. Ducey, Jr.	14,256	0	1,075	7,500	10,000	4,680	2,500
Leslie A. Pierce	0	0	480	7,350	0	368	2,500
Kevin J. Krakora	11,750	0	1,427	7,500	9,741	7,800	2,500

[8]	Mr. Richardson was appointed Executive Vice President and Chief Financial Officer effective as of November 23, 2009.

[9]	Ms. Pierce served as interim Chief Financial Officer from March 25, 2009 through November 22, 2009, and she currently serves as Vice President and Corporate controller.

[10]	Mr. Krakora served as Executive Vice President and Chief Financial Officer until stepping down as of March 25, 2009, and he currently serves as Executive Vice President, Corporate Development.

2009 Grants of Plan-Based Awards

								All Other Stock	All Other Option		Grant Date Fair
								Awards: Number	Awards: Number of	Exercise or Base	Value of Stock
		Estimated Possible Payouts Under Non-						of Shares of Stock	Securities Underlying	Price of Option	and Option
		Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			or Units [3]	Options [4]	Awards	Awards [5]
Name	Grant Date	Thresh. ($)	Target ($)	Max. ($)	Thresh. (#)	Target (#)	Max. (#)	(#)	(#)	($/Sh)	($)

Thomas W. Swidarski	2/11/2009	-	-	-	-	-	-	-	150,000	24.79	1,177,440
	3/26/2009	-	-	-	12,500	50,000	100,000	-	-	-	1,158,000
	2/11/2009	300,000	750,000	1,500,000	-	-	-	-	-	-	-
Bradley C. Richardson	11/23/2009	-	-	-	-	-	-	-	30,000	26.43	269,397
	11/23/2009	-	-	-	-	-	-	23,850	-	-	630,356
	11/23/2009	-	-	-	1,406	5,625	11,250	-	-	-	148,669
	11/23/2009	12,125	30,313	60,625	-	-	-	-	-	-	-
James L.M. Chen	2/11/2009	-	-	-	-	-	-	-	15,000	24.79	117,744
	3/26/2009	-	-	-	1,875	7,500	15,000	-	-	-	173,700
	2/11/2009	64,873	170,124	324,363	-	-	-	-	-	-	-
George S. Mayes, Jr.	2/11/2009	-	-	-	-	-	-	-	15,000	24.79	117,744
	3/26/2009	-	-	-	1,875	7,500	15,000	-	-	-	173,700
	2/11/2009	68,050	164,639	340,248	-	-	-	-	-	-	-
Charles E. Ducey, Jr.	2/11/2009	-	-	-	-	-	-	-	15,000	24.79	117,744
	3/26/2009	-	-	-	1,875	7,500	15,000	-	-	-	173,700
	2/11/2009	65,855	154,353	329,277	-	-	-	-	-	-	-
Leslie A. Pierce	2/11/2009	-	-	-	-	-	-	-	7,000	24.79	54,947
	3/26/2009	-	-	-	875	3,500	7,000	-	-	-	81,060
	2/11/2009	61,184	152,961	305,922	-	-	-	-	-	-	-
Kevin J. Krakora	2/11/2009	-	-	-	-	-	-	-	25,000	24.79	196,240
	3/26/2009	-	-	-	3,125	12,500	25,000	-	-	-	289,500
	2/11/2009	113,342	340,025	680,049	-	-	-	-	-	-	-

[1]	These columns present information about the potential payout under our Cash Bonus Plan for fiscal year 2009 (for Mr. Richardson, the amounts shown are prorated for 2009). The actual amount paid in February 2010 is reflected above in the “2009 Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.” For a more detailed description of the related performance measures for our Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[2]	These columns present information about performance shares awarded during 2009 pursuant to the 1991 Plan (for Mr. Richardson, the minimum, target and maximum performance share payouts have been prorated for the 2009 to 2011 performance period). The performance measures will be calculated over the three-year period beginning on February 4, 2009 through the day of our year-end earnings release in January 2012. No amount is payable unless the threshold performance is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if we achieve maximum performance. For a more detailed description of the performance shares and the related performance measures, see above under “Compensation Discussion and Analysis.”

[3]	This column presents information about RSUs awarded during 2009 pursuant to the 1991 Plan. For a more detailed description of the RSUs, see above under “Compensation Discussion and Analysis.”

[4]	All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2009. For a more detailed description of the stock options, see above under “Compensation Discussion and Analysis.”

[5]	The value of performance shares and RSUs was calculated using the closing market price of the shares on the grant date of $23.16 ($26.43 for Mr. Richardson), and reflects the total amount that we would expect to expense in our financial statements over the awards’ three-year performance period, based on the probable outcome of the performance conditions, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718. For stock options, the fair value is calculated using the Black-Scholes value on the grant date of $7.85 ($8.98 for Mr. Richardson), calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

Narrative Disclosure to 2009 Summary Compensation Table
and 2009 Grants of Plan-Based Awards Table

Many of the details on the amounts for the Named Executive Officers reflected in the “2009 Summary Compensation Table” and the “2009 Grants of Plan-Based Awards” table are discussed in the footnotes to the tables or elsewhere in this proxy statement (for example, above under “Compensation Discussion and Analysis”). However, the following narrative is intended to further clarify these amounts or provide further explanation about the decision-making process relative to these amounts.

Mr. Swidarski’s Employment Agreement

In April 2006, we entered into an employment agreement with Mr. Swidarski, with a term of two years and with automatic one-year renewals thereafter unless either party notifies the other at least six months before the scheduled expiration date that the term is not to renew. Pursuant to his agreement, Mr. Swidarski was to receive a base salary of $550,000 for the first year, with a cash bonus opportunity up to 200% of base salary, as well as other compensation. Further, as part of his employment agreement, Mr. Swidarski is also entitled to the following perquisites: a monthly auto allowance up to $3,295; financial planning and tax preparation services up to $20,000 annually; country club dues and fees; and an annual physical examination. Mr. Swidarski had previously been entitled to a tax gross-up on his auto allowance, but he agreed to the discontinuance of this benefit in 2008.

In the event that Mr. Swidarski is terminated without cause, he is entitled to receive severance payments, including: a lump sum amount equal to two years base salary; a lump sum amount equal to twice his target annual cash bonus for the year in which termination occurs; a pro rata annual cash bonus for the year in which termination occurs, but only to the extent an annual cash bonus is paid to others for the year of termination; and continued participation in our employee benefits plans for a period of two years (not including any qualified or non-qualified pension plan or 401(k) plan). Mr. Swidarski is also subject to non-competition and non-solicitation obligations for a period of two years following his termination of employment, regardless of the circumstances surrounding such termination.

Other than Mr. Swidarski, we have not entered into any employment agreements with any of the other Named Executive Officers.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

These benefits are discussed in more detail below under “2009 Pension Benefits;” however, the benefit values for Mr. Swidarski, Mr. Ducey and Mr. Krakora reflect their January 1, 2009 participation in the Pension SERP and Restoration SERPs based upon 13, 31 and eight years of service, respectively. The benefit value for Ms. Pierce reflects her participation in our qualified pension plan based upon 19 years of service.

Pay Mix for the Named Executive Officers

Based on the fair value of equity awards granted to Named Executive Officers in 2009, as of December 31, 2009:

•	Base salary accounted for approximately 21.3% of the total value to the Named Executive Officers;

•	Cash bonus payments for 2009 performance made to the Named Executive Officers in 2010 under our Cash Bonus Plan (non-equity incentive plan compensation), accounted for approximately 18.5% of the total value to the Named Executive Officers;

•	Total cash compensation for 2009 (base salary plus non-equity incentive plan compensation) accounted for approximately 39.8% of the total value to the Named Executive Officers; and

•	Short- and long-term performance-based compensation (non-equity incentive plan compensation plus stock and option awards) accounted for approximately 61.1% of the total compensation to the Named Executive Officers.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2009 for the Named Executive Officers. In addition, the following table provides information relating to grants of restricted shares, RSUs and performance shares to the Named Executive Officers that have not yet vested as of December 31, 2009. No stock appreciation rights were outstanding as of December 31, 2009.

	Option Awards [1]						Stock Awards
				Equity Incentive				Market
				Plan Awards:			Number	Value of
		Number of Securities		Number of			of Shares	Shares or	Equity Incentive Plan Awards:
		Underlying Unexercised		Securities			or Units	Units of	Number of	Market or Payout
		Options		Underlying			of Stock	Stock	Unearned Shares,	Value of Unearned
				Unexercised	Option		That	That	Units or Other	Shares, Units or
				Unearned	Exercise	Option	Have Not	Have Not	Rights That Have	Other Rights That
	Grant Date	Exercisable	Unexercisable	Options	Price	Expiration	Vested [2]	Vested [3]	Not Vested [4]	Have Not Vested [3]
Name	of Award	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Thomas W. Swidarski	2/7/01	8,000	-	-	28.69	2/6/11	-	-	-	-
	2/6/02	15,000	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	20,000	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	25,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	22,900	-	-	55.23	2/9/15	-	-	-	-
	12/12/05	75,000	75,000	-	37.87	12/11/12	-	-	-	-
	2/13/08	30,000	90,000	-	25.53	2/12/18	-	-	-	-
	2/11/09	-	150,000	-	24.79	2/10/19	-	-	-	-
	2/14/07	-	-	-	-	-	40,000	1,138,000	-	-
	2/14/07	-	-	-	-	-	-	-	20,000	569,000
	2/13/08	-	-	-	-	-	-	-	60,000	1,707,000
	3/26/09	-	-	-	-	-	-	-	50,000	1,422,500
Bradley C. Richardson	11/23/09	-	30,000	-	26.43	11/22/19	-	-	-	-
	11/23/09	-	-	-	-	-	23,850	678,533	-	-
	11/23/09	-	-	-	-	-	-	-	5,625	160,031
James L.M. Chen	2/6/02	5,000	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	7,500	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	8,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	8,000	-	-	55.23	2/9/15	-	-	-	-
	2/20/06	6,000	2,000	-	39.43	2/19/16	-	-	-	-
	2/14/07	4,750	4,750	-	47.27	2/13/17	-	-	-	-
	2/13/08	2,500	7,500	-	25.53	2/12/18	-	-	-	-
	2/11/09	-	15,000	-	24.79	2/10/19	-	-	-	-
	2/20/06	-	-	-	-	-	750	21,338	-	-
	2/13/08	-	-	-	-	-	7,500	213,375	-	-
	2/14/07	-	-	-	-	-	-	-	5,000	142,250
	2/13/08	-	-	-	-	-	-	-	12,000	341,400
	3/26/09	-	-	-	-	-	-	-	7,500	213,375
George S. Mayes Jr.	2/10/05	3,000	-	-	55.23	2/9/15	-	-	-	-
	2/20/06	6,000	2,000	-	39.43	2/19/16	-	-	-	-
	2/14/07	4,750	4,750	-	47.27	2/13/17	-	-	-	-
	2/13/08	2,500	7,500	-	25.53	2/12/18	-	-	-	-
	2/11/09	-	15,000	-	24.79	2/10/19	-	-	-	-
	2/20/06	-	-	-	-	-	4,500	128,025	-	-
	2/14/07	-	-	-	-	-	-	-	5,000	142,250
	2/13/08	-	-	-	-	-	-	-	12,000	341,400
	3/26/09	-	-	-	-	-	-	-	7,500	213,375
Charles E. Ducey Jr.	2/7/01	5,000	-	-	28.69	2/6/11	-	-	-	-
	2/6/02	6,400	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	8,000	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	5,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	4,600	-	-	55.23	2/9/15	-	-	-	-
	2/20/06	7,500	2,500	-	39.43	2/19/16	-	-	-	-
	2/14/07	4,750	4,750	-	47.27	2/13/17	-	-	-	-
	2/13/08	2,500	7,500	-	25.53	2/12/18	-	-	-	-
	2/11/09	-	15,000		24.79	2/10/19	-	-	-	-
	2/20/06	-	-	-	-	-	4,500	128,025	-	-
	2/14/07	-	-	-	-	-	-	-	5,000	142,250
	2/13/08	-	-	-	-	-	-	-	12,000	341,400
	3/26/09	-	-	-	-	-	-	-	7,500	213,375
Leslie A. Pierce	2/7/01	600	-	-	28.69	2/6/11	-	-	-	-
	2/6/02	600	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	600	-	-	36.31	2/4/13	-	-	-	-
	2/14/07	625	625	-	47.27	2/13/17	-	-	-	-
	2/13/08	1,250	3,750	-	25.53	2/12/18	-	-	-	-
	2/11/09	-	7,000	-	24.79	2/10/19	-	-	-	-
	2/14/07	-	-	-	-	-	285	8,108	-	-
	2/13/08	-	-	-	-	-	-	-	7,000	199,150
	3/26/09	-	-	-	-	-	-	-	3,500	99,575
Kevin J. Krakora	9/18/01	5,000	-	-	35.60	9/17/11	-	-	-	-
	2/6/02	10,000	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	10,000	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	7,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	6,500	-	-	55.23	2/9/15	-	-	-	-
	2/20/06	18,750	6,250	-	39.43	2/19/16	-	-	-	-
	2/14/07	12,500	12,500	-	47.27	2/13/17	-	-	-	-
	2/13/08	5,000	15,000	-	25.53	2/12/18	-	-	-	-
	2/11/09	-	25,000		24.79	2/10/19	-	-	-	-
	2/20/06	-	-	-	-	-	7,500	213,375	-	-
	2/14/07	-	-	-	-	-	-	-	10,000	284,500
	2/13/08	-	-	-	-	-	-	-	20,000	569,000
	3/26/09	-	-	-	-	-	-	-	12,500	355,625

[1]	With the exception of Mr. Swidarski’s December 12, 2005 award of 150,000 stock options, all of the stock options outstanding at 2009 fiscal year-end vest ratably over a four-year period beginning on the first anniversary of the date of grant. Mr. Swidarski’s award of 150,000 stock options has a seven-year cliff vest; however, pursuant to the terms of the option grants, one-half of this award vested on August 7, 2007, when our stock price reached $50 per share for 20 consecutive trading days. The remainder of this award may vest early if our stock price reaches $60 per share for 20 consecutive trading days.

[2]	This column reflects unvested RSUs and restricted shares granted to the Named Executive Officers that had not yet vested as of December 31, 2009. Included in this column are special grants of RSUs awarded to Messrs. Chen, Mayes, Ducey and Krakora on February 20, 2006 of 1,500 RSUs, 9,000 RSUs, 9,000 RSUs, and 15,000 RSUs, respectively, with a seven-year cliff vest; however, pursuant to the terms of the RSU grants, one-half of these awards vested on August 7, 2007, when our stock price reached $50 per share for 20 consecutive trading days. The remainder of these special grants may vest early if our stock price reaches $60 per share for 20 consecutive trading days. The remaining RSUs and restricted shares included in this column have a three-year cliff vest.

[3]	The market value was calculated using the closing price of the shares of $28.45 as of December 31, 2009.

[4]	This column reflects the probable outcome, as of December 31, 2009, of performance shares granted to the Named Executive Officer for the performance periods 2007 to 2009, 2008 to 2010, and 2009 to 2011. For the 2007 to 2009 performance period, the current performance, as of December 31, 2009, was between threshold and target and, as such, pursuant to SEC rules, this column reflects the target payout. For the 2008 to 2010 performance period, the current performance, as of December 31, 2009, was between target and maximum and, as such, pursuant to SEC rules, this column reflects the maximum payout. For the 2009 to 2011 performance period, the current performance, as of December 31, 2009, was between threshold and target and, as such, pursuant to SEC rules, this column reflects the target payout.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
	Exercise	Exercise [1]	on Vesting	Vesting [2]
Name	(#)	($)	(#)	($)
Thomas W. Swidarski	1,500	$6,675	12,597	$312,280
Bradley C. Richardson	0	0	0	0
James L.M. Chen	0	0	4,845	120,108
George S. Mayes Jr.	0	0	3,309	82,030
Charles E. Ducey Jr.	1,300	9,521	3,081	76,378
Leslie A. Pierce	0	0	302	10,716
Kevin J. Krakora	0	0	6,276	155,582

[1]	The value realized is calculated by multiplying the number of stock options by the difference between the market value of the underlying securities on the date of exercise and the exercise price of the stock option. In 2009, Mr. Swidarski exercised 1,500 stock options on November 6, 2009, with a closing price of our Common Shares on that date of $27.33 and an exercise price of $22.88; Mr. Ducey exercised 1,300 stock options on August 13, 2009, with a market value of our Common Shares at the time of exercise of $30.20 and an exercise price of $22.88.

[2]	The value realized is calculated for RSUs, restricted shares and performance shares by multiplying the number of shares of stock or units, as applicable, by the market value of the underlying securities on the vesting date. In 2009, Ms. Pierce received RSUs that vested on February 19, 2009, with a closing price of our Common Shares on that date of $24.08, and Mr. Swidarski, Mr. Chen, Mr. Mayes, Mr. Ducey and Mr. Krakora received a payout of performance shares on February 11, 2009, for the 2006 — 2008 performance period, with a closing price of our Common Shares on that date of $24.79. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2009 Pension Benefits

		Number of Years of	Present Value of	Payment During
		Credited Service	Accumulated Benefit[1]	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Thomas W. Swidarski	Qualified Plan	13.3333	$166,000	-
	Pension SERP	13.3333	635,000	-
	Pension Restoration SERP	13.3333	621,000	-
Charles E. Ducey Jr.	Qualified Plan	31.1667	395,000	-
	Pension SERP	31.1667	309,000	-
	Pension Restoration SERP	31.1667	364,000	-
Leslie A. Pierce	Qualified Plan	19.0000	119,000	-
Kevin J. Krakora	Qualified Plan	8.2500	109,000	-
	Pension SERP	8.2500	356,000	-
	Pension Restoration SERP	8.2500	154,000	-

[1]	The values are determined based on a 6.33% discount rate and the RP-2000 Combined Healthy Mortality Table with projected mortality improvement to December 31, 2009 based on Scale AA and are calculated assuming that the probability is nil that a Named Executive Officer terminates, dies, retires or becomes disabled before normal retirement date.

All Named Executive Officers (except Mr. Richardson, Mr. Chen and Mr. Mayes) participate in the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly employees of the Company who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. We also maintain three defined benefit Supplemental Executive Retirement Plans, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Mr. Swidarski, Mr. Ducey and Mr. Krakora participate in the Pension Restoration SERP and the Pension SERP.

Qualified Retirement Plan

The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level, plus

•	1.25% of final average compensation in excess of the Covered Compensation level,

•	which sum is multiplied by years of service (subject to a maximum of 30 years).

In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.

Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year ($245,000 in 2009). The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.

Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis when the sum of their age plus service is at least 70.

Mr. Swidarski has additional annual benefits payable from the Qualified Retirement Plan in the amount of $4,668, also as a result of a transfer of a portion of his Pension SERP benefits. This amount is payable at the same time and in the same form as those described below under the Pension SERP.

Pension Restoration SERP

Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan. Mr. Swidarski, Mr. Ducey and Mr. Krakora are the only Named Executive Officers who are participants in the Pension Restoration SERP.

Pension SERP

The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan, the Pension Restoration SERP, the annuity equivalent of the employer-provided balance in the 401(k) Restoration SERP and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (prorated for less than 25 years of service) of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of: (i) attaining both the age of 50 and 70 points (determined by age plus years of service), or (ii) separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit.

Accrued benefits under the Pension SERP are fully vested in the event of a change in control of the company. Mr. Swidarski, Mr. Ducey and Mr. Krakora are the only Named Executive Officers who are participants in the Pension SERP.

Mr. Swidarski and Mr. Krakora receive enhanced benefits such that they accrue the full 50% target ratably over their entire service at age 60 and age 62, respectively.

Present Value of Accumulated Benefits

The “Present Value of Accumulated Benefit” is the single-sum value as of December 31, 2009, of the annual pension benefit that was earned through that date payable under a plan beginning at the Named Executive Officer’s normal retirement age. The normal retirement age is defined as age 65 for the Qualified Retirement Plan, Pension Restoration SERP and Pension SERP. A portion of the Qualified Retirement Plan benefit is payable at the same time and in the same form of payment as benefits in the Pension SERP. We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 6.33%, the FASB ASC 715 discount rate as of December 31, 2009;

•	The RP-2000 Combined Healthy Mortality Tables for males and females projected with mortality improvement to December 31, 2009 using Scale AA;

•	A probability of 100% that benefits are paid as annuities; and

•	No probability of termination, retirement, death, or disability before normal retirement age.

Extra Credited Service

Mr. Swidarski and Mr. Krakora have been granted the ability to accrue 1.124 and 1.546 years of service, respectively, for each year of service until the full 50% target benefit is accrued at age 60 and age 62, respectively. We reserve the discretion to provide such grants of extra service on a case-by-case basis. Factors that might warrant such a grant would include, but not be limited by, the following: the recruitment of an executive who is foregoing benefits under a prior employer’s SERP or other non-qualified deferred compensation plans or the provision for an executive who would otherwise not qualify for a full accrual at the SERP’s normal retirement age of 65 because his or her years of service are less than the required 25 years of service.

2009 Non-Qualified Deferred Compensation

1992 Deferred Compensation Plan
	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	as of December 31,
	2009	2009	in 2009 [1]	Distributions	2009 [2]
Name	($)	($)	($)	($)	($)
Thomas W. Swidarski	—	—	—	—	—
Bradley C. Richardson	—	—	—	—	—
James L.M. Chen	—	—	—	—	—
George S. Mayes Jr.	—	—	—	—	—
Charles E. Ducey Jr.	0	0	1,863	0	36,969
Leslie A. Pierce	—	—	—	—	—
Kevin J. Krakora	—	—	—	—	—

[1]	This amount represents aggregate earnings on cash deferrals, as well as dividends on deferred Common Shares. This amount is not reflected above in the “2009 Summary Compensation Table,” as it is not considered preferential or above-market earnings on deferred compensation.

[2]	This column reflects the balance of all cash deferrals, including dividends on deferred Common Shares, and the aggregate earnings in 2009 on such cash deferrals. As of December 31, 2009, the aggregate balance of all cash deferrals for Mr. Ducey was $3,398. This column also reflects the value of Common Shares deferred by Mr. Ducey calculated using the closing price of the shares of $28.45 as of December 31, 2009. The aggregate number of Common Shares deferred by Mr. Ducey and reflected in this column was 1,180 shares, with a value as of December 31, 2009, of $33,571. No portion of this amount is reflected in the “All Other Compensation” column of the “2009 Summary Compensation Table” and no portion of this amount was previously reported in our Summary Compensation Tables in prior years’ proxy statements.

	401(k) Restoration SERP and 401(k) SERP
	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	as of December 31,
	2009 [1]	2009 [2]	in 2009 [3]	Distributions	2009 [4]
Participants’ Name	($)	($)	($)	($)	($)
Thomas W. Swidarski	120,300	0	66,194	0	301,608
Bradley C. Richardson	0	14,145	0	0	14,145
James L.M. Chen	—	—	—	—	—
George S. Mayes Jr.	31,738	144,622 [5]	54,754	0	291,291
Charles E. Ducey Jr.	29,788	0	23,465	0	75,678
Leslie A. Pierce	—	—	—	—	—
Kevin J. Krakora	0	0	5,152	0	22,114

[1]	These amounts are included in the “Salary” column of the “2009 Summary Compensation Table.”

[2]	These amounts are included in the “All Other Compensation” column of the “2009 Summary Compensation Table” and include amounts contributed in 2009, as well as amounts contributed in 2010 for the 2009 plan year.

[3]	These amounts represent aggregate earnings (or losses) on executive and registrant contributions. These amounts are not reflected in the “2009 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[4]	This column reflects the balance of all contributions and the aggregate earnings on such contributions. No portion of this amount is reflected in the “All Other Compensation” column of the “2009 Summary Compensation Table” and, except for Executive Contributions and Registrant Contributions reflected in the “Salary” column in prior years, no portion of this amount was previously reported in our Summary Compensation Tables in prior years’ proxy statements.

[5]	Reflects a one-time adjustment to include the $74,519 401(k) SERP contribution made in 2009 for the 2008 fiscal year.

Non-Qualified Deferred Compensation Plans

Deferred Incentive Compensation Plan

Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the Named Executive Officers, were able to defer cash bonuses received under our cash bonus plan and performance share awards earned under the 1991 Plan. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which was substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.

Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her Annual Cash Bonus or performance share earnout. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance shares must be made at least six months prior to the end of the three-year performance period specified in the grant. None of the Named Executive Officers currently has any incentive compensation deferred under the Deferred Incentive Compensation Plan No. 2.

Deferrals of performance shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest thereon) are invested in the same manner as deferrals of cash compensation. The Vanguard Group administers our cash deferrals. As such, cash deferrals are transferred to Vanguard on a quarterly basis, and the executive may invest such cash deferrals in any funds available under our 401(k) plan (except that the Oppenheimer Developing Markets Fund and Vanguard Prime Money Market Fund are not available in our 401(k) plan). The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2009, as reported by Vanguard.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard Total Bond Market Index Fund	5.93%	Vanguard International Value Fund	33.77%
Loomis Sayles Bond Fund	37.19%	Vanguard Target Retirement Income	14.28%
Vanguard STAR Fund	24.85%	Vanguard Target Retirement 2005	16.16%
Vanguard Windsor II Fund	27.05%	Vanguard Target Retirement 2010	19.32%
Vanguard 500 Index Fund	26.49%	Vanguard Target Retirement 2015	21.30%
Vanguard U.S. Growth Fund	34.95%	Vanguard Target Retirement 2020	23.10%
Vanguard Prime Money Market Fund	0.53%	Vanguard Target Retirement 2025	24.81%
Vanguard Selected Value Fund	36.26%	Vanguard Target Retirement 2030	26.72%
Vanguard Mid-Cap Index Fund	40.22%	Vanguard Target Retirement 2035	28.17%
Loomis Sayles Small Cap Value Fund	28.64%	Vanguard Target Retirement 2040	28.32%
Vanguard Explorer Fund	36.21%	Vanguard Target Retirement 2045	28.15%
Vanguard International Growth Fund	41.63%	Vanguard Target Retirement 2050	28.31%
Oppenheimer Developing Markets Fund	81.71%	Diebold Company Stock	5.25%

Executives deferring under the Deferred Incentive Compensation Plan No. 2 select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments.

401(k) Restoration SERP

The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. Named Executive Officers are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Vanguard administers the 401(k) Restoration SERP. Both the salary deferrals and our matching contributions are transferred to Vanguard and the executive may invest in any funds available under our Deferred Incentive Compensation Plan (except that the Oppenheimer Developing Markets Fund is not available in the 401(k) Restoration SERP).

401(k) SERP

The 401(k) SERP is designed to provide supplemental retirement benefits to executives hired after July 1, 2003, because those executives are not eligible to participate in the Qualified Retirement Plan and Pension SERP. Each year the executive is provided a contribution based upon a points formula (age plus service) as follows:

Points	Contribution Credit
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%

Vanguard administers the 401(k) SERP.  Our contributions are transferred to Vanguard and the executive may invest the contributions in any investment funds available under our 401(k) Restoration SERP. The 401(k) SERP includes the Vanguard PRIMECAP Fund with a 2009 annual rate of return of 34.45%).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation payable to each of our Named Executive Officers in the event of termination of his or her employment. The amount of compensation payable to each Named Executive Officer upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon his or her termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each Named Executive Officer’s separation.

As described above under “Compensation Discussion and Analysis” and except for the employment agreement entered into with Mr. Swidarski described above under “Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table,” we have not entered into employment agreements with any other Named Executive Officer; however, we have entered into change-in-control agreements with each of the Named Executive Officers.

Payments Made Upon Termination

Voluntary or Involuntary With Cause

Whether a Named Executive Officer’s employment terminates voluntarily or involuntarily with cause, he or she is only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in the narrative above under “2009 Pension Benefits.”

Involuntary Without Cause

If, however, a Named Executive Officer is involuntarily terminated without cause, in addition to the foregoing, he or she would also be entitled to the following:

•	Separation payments and continued participation in our employee health care plans pursuant to our Health Care Plan and Separation Benefits Plan applicable to all U.S.-based employees, with the length of such benefits and payments ranging from one to six months, depending upon the executive’s years of service (and for Mr. Chen, such separation payments as are required by applicable law);

•	Lapse of the restrictions on outstanding restricted shares; and

•	A Qualified Retirement Plan benefit determined using the plan provisions as described in the narrative above under “2009 Pension Benefits.”

The Pension SERP, Pension Restoration SERP, 401(k) SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The Named Executive officer would only be entitled to a SERP benefit if he or she otherwise qualifies for a normal, early or deferred vested SERP benefit at termination.

Mr. Swidarski

Pursuant to Mr. Swidarski’s employment agreement, in the event of an involuntary termination without cause, in addition to the benefits identified above, he would also be entitled to the following:

•	A lump sum payment equal to 24 months’ base salary, as in effect on the date of termination;

•	A pro-rata award under our Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned, payable when such awards are generally paid to others;

•	A lump sum payment equal to twice the target bonus level for the year in which termination occurs under our Cash Bonus Plan;

•	All outstanding unvested options would immediately vest;

•	Pro-rata performance share earnouts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Continued participation in all of our employee health and welfare benefit plans for a period of 24 months (or the date he receives equivalent coverage from a subsequent employer), excluding perquisites and any qualified or non-qualified pension or 401(k) plans.

Under his employment agreement, Mr. Swidarski is subject to certain non-competition, non-solicitation and confidentiality obligations for a period of two years following termination of his employment.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary or Involuntary With Cause” and “Involuntary Without Cause,” he or she or she would also be entitled to the following:

•	All outstanding unvested options awarded prior to 2007 would immediately vest;

•	All outstanding unvested options awarded after 2006 would immediately vest if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded prior to 2007 would immediately vest and become nonforfeitable;

•	All outstanding RSUs awarded after 2006 would immediately vest and become nonforfeitable if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded after 2006 would vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the Named Executive Officer’s age and years of continuous employment equals or exceeds 70; and

•	Pro-rata performance share earnouts, as described above.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, the Named Executive Officer or his or her estate or beneficiaries would receive the same benefits indicated above under “Payments Made Upon Retirement,” except that all outstanding and unvested options and RSUs, regardless of when awarded, would immediately vest and become nonforfeitable. In addition, the Named Executive Officer or his or her estate or beneficiaries would receive benefits under our disability plan or payments under our group term life insurance plan or any supplemental life insurance plan, as appropriate.

Named Executive Officers who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the Named Executive Officer’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the Named Executive Officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the Named Executive Officer terminated employment on the date of his death, survived to the payment date as elected by his or her spouse, elected the 50% joint and survivor form of payment and died the next day. Benefits payable to the surviving spouse upon death of the Named Executive Officer from the Pension SERP and the Pension Restoration SERP are payable at the later of the executive’s early retirement date or date of death. For the Pension SERP, the death benefit is equal to the benefit that would have been payable to the Named Executive Officer if he or she terminated employment on the date of his death and survived to his or her first payment date. Named Executive Officers must have ten years of service at the time of their death for death benefits to be payable under the Pension SERP. For the Pension Restoration SERP, the death benefit is equal to 50% of the benefit, actuarially adjusted for the difference in age between the Named Executive Officer and spouse, that would have been payable to the executive if he or she terminated employment on the date of his or her death and survived to his or her first payment date. Named Executive Officers must have five years of service at the time of their death for their death benefits to be payable under the Pension Restoration SERP The 401(k) SERP and 401(k) Restoration SERP pay a death benefit equal to the executive’s plan account if the executive had 10 years of service and three years of service, respectively.

Disability benefits are payable immediately on an unreduced basis from the Qualified Retirement Plan based on service at the date of disability if the Named Executive Officer had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under the Pension SERP, Pension Restoration SERP, 401(k) Restoration SERP, and 401(k) SERP are payable immediately on an unreduced basis.

Mr. Swidarski

Pursuant to Mr. Swidarski’s employment agreement, in the event of his death, in addition to the benefits identified above, he would also be entitled to the following:

•	Base salary through the end of the month in which death occurs; and

•	A pro-rata award under our Annual Cash Bonus Plan, as described above.

In the event of his permanent and total disability, in addition to the benefits identified above, he would also be entitled to the following:

•	Disability benefits in accordance with the long-term disability program in effect for our senior executives, which in no event shall provide him with less than 60% of his base salary to age 65;

•	Base salary through the end of the month in which disability benefits commence;

•	A pro-rata award under our Annual Cash Bonus Plan, as described above; and

•	Continued participation in our employee health and welfare benefit plans for a period of 36 months, excluding perquisites and any qualified or non-qualified pension or 401(k) plans.

Payments Made Upon a Change-in-Control or Termination Following a Change-in-Control

In the event of a change-in-control, pursuant to the terms of the applicable equity compensation agreements, each Named Executive Officer would be automatically entitled to the following benefits:

•	Lapse of all restrictions on outstanding restricted shares awarded prior to September 2009;

•	All outstanding unvested options awarded prior to September 2009 would immediately vest;

•	All outstanding RSUs awarded prior to September 2009 would immediately vest and become nonforfeitable; and

•	All performance shares awarded prior to September 2009 would be deemed to have been earned in full (at target) and become immediately due and payable in the form of Common Shares.

For all equity compensation agreements entered into after September 2009, the foregoing benefits would immediately vest only in the event the Named Executive Officer’s employment is terminated without cause following a change-in-control or if the Named Executive Officer terminates his or her own employment under the circumstances identified below.

In addition to the aforementioned benefits, pursuant to the change-in-control agreements described previously, if a Named Executive Officer’s employment is terminated without cause within three years following a change-in-control or if the Named Executive Officer terminates his or her employment within such time under the circumstances identified below, in addition to the benefits indicated above, the Named Executive Officer would be entitled to the following benefits:

•	A lump sum payment equal to two times base salary (for Mr. Swidarski, three times base salary), as in effect on the date of termination; and

•	Continued participation in all of our employee retirement income, health and welfare benefit plans, including executive perquisites (or substantially similar plans) for a period of 12 months, excluding any equity compensation plans, with such benefits period being considered service for purposes of service credits under any of our qualified or non-qualified retirement plans (except that the continued service credit under any qualified plan shall be paid for by us).

For purposes of both the equity compensation agreements and the change-in-control agreements, a change-in-control is deemed to occur upon any of the following events:

•	We are merged, consolidated or reorganized with another company, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•	We sell or otherwise transfer all or substantially all of our assets, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•	There is a report filed with the SEC disclosing that any person or entity has become the beneficial owner of 20% or more of the combined voting power of our then-outstanding securities (except that for equity compensation agreements entered into after September 2009, the applicable beneficial ownership threshold is 30%);

•	We file a current report or proxy statement with the SEC disclosing that a change in control has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

•	If, during any period of two consecutive years, directors at the beginning of such period cease to constitute at least a majority of the board, unless the election or nomination for election of each director first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Further, for purposes of the equity compensation agreements entered into after September 2009 and the change-in-control agreements, a voluntary termination by a Named Executive Officer will be deemed a constructive termination by us upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the executive in the offices or positions held prior to the change-in-control;

•	A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive, or a reduction in his aggregate compensation or employee benefit plans;

•	A good faith determination by the executive that the change-in-control has rendered him or her substantially unable to carry out or has substantially hindered his or her ability to perform any of the authorities, powers, functions, responsibilities or duties attached to the position he or she held prior to the change-in-control;

•	We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•	We relocate and require the executive to change his or her principal location of work to any location which is in excess of 25 miles from his or her previous location of work, or requires the executive to travel significantly more than was previously required.

For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, the Named Executive Officer is entitled to the following:

•	A Qualified Retirement Plan benefit determined using the plan provisions as described in the narrative above under “2009 Pension Benefits;” and

•	A SERP benefit based on the formula applicable for normal retirement.

For both the Qualified Retirement Plan and all of the SERPs, these benefits are determined assuming continuous participation for an additional 12 months subsequent to termination as described above (except that the continued service credit under any qualified plan shall be paid for by us).

Each of the change-in-control agreements with the Named Executive Officers is substantially similar. A form of these amended and restated agreements has been filed as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2008.

Effect of Certain Tax Regulations on Payments

Effect of Excise Tax on Parachute Payments

Under our change-in-control agreements, if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to the executives under any other agreement, are deemed to be “excess parachute payments” subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code, we will reimburse the executive for the excise tax and any additional income, employment and excise taxes incurred on the gross-up payment.

Effect of Section 409A on Timing of Payments

With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.

Post-Termination Payments Table

										Change in
			Involuntary	Involuntary					Change in	Control w/
Name	Compensation Components	Voluntary	with Cause	w/o Cause	Retirement	Death	Disability		Control	Termination
Thomas W. Swidarski	Salary/Bonus	$—	$—	3,921,000	$—	921,000	921,000		$—	2,250,000
	Accelerated Long-Term Incentives:
	Stock options	—	—	811,800	—	811,800	811,800		811,800	811,800
	Performance shares [1]	—	—	2,181,167	2,181,167	2,181,167	2,181,167		3,698,500	3,698,500
	RSUs	—	—	—	—	1,138,000	1,138,000		1,138,000	1,138,000
	Retirement Benefits:
	Qualified Retirement Plan/SERP [2]	1,723,608	409,603	1,723,608	301,608	1,351,608	1,723,608		—	1,983,388
	Other Benefits [3]	—	—	24,488	—	—	1,410,732	[6]	—	59,890
	280G Excise Tax and Gross-up [4]	—	—	—	—	—	—		—	4,936,917

	Total:	1,723,608	409,603	8,662,063	2,482,775	6,403,575	8,186,307		5,648,300	14,878,495
Bradley C Richardson	Salary/Bonus	—	—	40,417	—	—	—		—	970,000
	Accelerated Long-Term Incentives:
	Stock options	—	—	—	—	66,600	66,600		66,600	66,600
	Performance shares [1]	—	—	—	51,371	51,371	51,371		154,114	154,114
	RSUs	—	—	—	—	678,533	678,533		678,533	678,533
	Retirement Benefits:
	Qualified Retirement Plan/SERP [2]	—	—	—	—	—	—		—	58,638
	Other Benefits [3]	—	—	—	—	—	—		—	17,106
	280G Excise Tax and Gross-up [4]	—	—	—	—	—	—		—	1,082,642

	Total:	0	0	40,417	51,371	796,504	796,504		899,247	3,027,633
James L.M. Chen	Salary/Bonus	—	—	293,128	—	—	—		—	703,508
	Accelerated Long-Term Incentives:
	Stock options	—	—	—	—	76,800	76,800		76,800	76,800
	Performance shares [1]	—	—	—	440,975	440,975	440,975		697,025	697,025
	RSUs	—	—	—	—	234,713	234,713		234,713	234,713
	Other Benefits	—	—	—	—	—	—		—	740,955

	Total:	0	0	293,128	440,975	752,488	752,488		1,008,538	2,453,001
George S. Mayes, Jr.	Salary/Bonus	—	—	83,759	—	—	—		—	670,072
	Accelerated Long-Term Incentives:
	Stock options	—	—	—	—	76,800	76,800		76,800	76,800
	Performance shares [1]	—	—	—	440,975	440,975	440,975		697,025	697,025
	RSUs	—	—	—	—	128,025	128,025		128,025	128,025
	Retirement Benefits:
	Qualified Retirement Plan/SERP [2]	80,387	62,288	80,387	80,387	80,387	80,387		—	344,691
	Other Benefits [3]	—	—	—	—	—	—		—	191,126
	280G Excise Tax and Gross-up [4]	—	—	—	—	—	—		—	912,795

	Total:	80,387	62,288	164,146	521,362	726,187	726,187		901,850	3,020,534
Charles E. Ducey, Jr.	Salary/Bonus	—	—	162,504	—	—	—		—	650,016
	Accelerated Long-Term Incentives:
	Stock options	—	—	—	—	76,800	76,800		76,800	76,800
	Performance shares [1]	—	—	—	440,975	440,975	440,975		697,025	697,025
	RSUs	—	—	—	—	128,025	128,025		128,025	128,025
	Retirement Benefits:
	Qualified Retirement Plan/SERP [2]	1,143,677	459,199	1,143,677	470,677	775,677	2,698,677		—	1,217,080
	Deferred Compensation Plan [5]	36,969	36,969	36,969	36,969	36,969	36,969		—	36,969
	Other Benefits [3]	—	—	—	—	—	—		—	42,793
	280G Excise Tax and Gross-up [4]	—	—	—	—	—	—		—	2,848,708

	Total:	1,180,646	496,168	1,343,140	948,621	1,458,446	3,381,446		901,850	5,697,416
Leslie A. Pierce	Salary/Bonus	—	—	96,323	—	—	—		—	462,352
	Accelerated Long-Term Incentives:
	Stock options	—	—	—	—	36,570	36,570		36,570	36,570
	Performance shares [1]	—	—	—	165,959	165,959	165,959		298,725	298,725
	RSUs	—	—	—	—	8,108	8,108		8,108	8,108
	Retirement Benefits:
	Qualified Retirement Plan/SERP [2]	119,000	119,000	119,000	—	50,000	498,000		—	119,000
	Other Benefits [3]	—	—	—	—	—	—		—	16,937
	280G Excise Tax and Gross-up [4]	—	—	—	—	—	—		—	399,172

	Total:	119,000	119,000	215,323	165,959	260,637	708,637		343,403	1,340,864
Kevin J. Krakora	Salary/Bonus	—	—	80,000	—	—	—		—	640,000
	Accelerated Long-Term Incentives:
	Stock options	—	—	—	—	135,300	135,300		135,300	135,300
	Performance shares [1]	—	—	—	782,375	782,375	782,375		1,209,125	1,209,125
	RSUs	—	—	—	—	213,375	213,375		213,375	213,375
	Retirement Benefits:
	Qualified Retirement Plan/SERP	284,115	123,690	284,115	22,115	159,115	284,115		—	766,170
	Other Benefits [3]	—	—	—	—	—	—		—	41,158
	280G Excise Tax and Gross-up [4]	—	—	—	—	—	—		—	1,330,606

	Total:	284,115	123,690	364,115	804,490	1,290,165	1,415,165		1,557,800	4,335,734

[1]	Assuming actual payout of performance shares at target.

[2]	The assumptions used to calculate the value of the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP benefits are consistent with those used to calculate the values above under “2009 Pension Benefits.” Further, the Named Executive Officers are assumed to have terminated employment on December 31, 2009 and received the value of their benefits assuming payment begins at normal retirement or immediately, if eligible, at December 31, 2009. The values were determined as of December 31, 2009 based on compensation and service as of that date. In addition, these values represent total values to the Named Executive Officer under the given termination scenario.

[3]	“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the Named Executive Officer for retirement income, health and welfare benefit plans, including executive perquisites, which the Named Executive Officer was eligible to receive as of December 31, 2009.

[4]	Upon a change in control of the company, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income or other taxes that are payable by the executive as a result of any reimbursements for Section 280G taxes. The calculation of the 280G gross-up amount is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

[5]	Distribution of the amounts reflected for deferred compensation remains subject to the deferral elections made by the executive, as discussed above under “Non-Qualified Deferred Compensation Plans.” Mr. Ducey has elected a lump sum distribution on the date he ceases to be an associate and, therefore, the amounts in this row reflect the value, as of December 31, 2009, of 1,180 Common Shares deferred by Mr. Ducey as of December 31, 2009, including any dividends and interest on such deferred Common Shares. For more detail on the aggregate balance of Mr. Ducey’s deferred compensation, see above under “2009 Non-Qualified Deferred Compensation.”

[6]	This amount includes the value of Mr. Swidarski’s long-term disability benefits, determined as of December 31, 2009, in excess of the benefits payable in our Long-Term Disability Plan. The amount of Mr. Swidarski’s long-term disability benefits of $1,374,000 is determined as the present value of a fixed-term annuity, payable from Mr. Swidarski’s current age to age 65, based on a discount rate of 6.33%.

REPORT OF AUDIT COMMITTEE

As noted above, the Audit Committee is comprised of Henry D. G. Wallace, Chair, Mei-Wei Cheng, Richard L. Crandall, Philip B. Lassiter and Alan J. Weber. Each member of the committee is independent as defined in Section 303A.02 of the NYSE corporate governance standards. The primary duties and responsibilities of the committee are as follows: (a) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (b) to monitor the independence and performance of our outside auditors and internal audit department; and (c) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our web site at http://www.diebold.com.

The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent auditors, our audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2009. The Audit Committee has also discussed with our independent auditors the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to us by KPMG LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

The Audit Committee:

Henry D. G. Wallace, Chair
Mei-Wei Cheng
Richard L. Crandall
Philip B. Lassiter
Alan J. Weber

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP acted as our independent auditors during the past fiscal year, and has so acted since 1965.

The Audit Committee has again appointed KPMG LLP to examine our accounts and other records for the fiscal year ending December 31, 2010. The Board will present at the Annual Meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment; the Audit Committee will reconsider its selection.

KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.

A representative of KPMG LLP is expected to be present at the annual meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the aggregate fees billed to us for the annual audit and review of the interim financial statements and other services provided by KPMG LLP for fiscal 2009 and 2008.

	2009	2008

Audit Fees[1]	$3,742,100	$4,839,739
Audit-Related Fees[2]	0	1,631,256
Tax Fees[3]	1,086,398	858,363
All Other Fees[4]	0	0

Total	$4,828,498	$7,329,358

[1]	“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.
[2]	“Audit-Related Fees” consist of fees billed related to our SEC investigation and the restatement of our financial statements.
[3]	“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.
[4]	“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. We generally do not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible
Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Henry D. G. Wallace, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Wallace must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Shares that may be issued upon the exercise of options, warrants and rights under existing equity compensation plans and our Common Shares that remain available for future issuance as of December 31, 2009.

Number of securities remaining available
	Number of securities to be issued	Weighted-average exercise price	for future issuance under equity
	upon exercise of outstanding	of outstanding options, warrants	compensation plans (excluding securities
	options, warrants and rights	and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,831,643	$37.84	4,523,719
Equity compensation plans not approved by security holders	—	—	—
Total:	3,831,643	$37.84	4,523,719

PROPOSAL NO. 3: RE-APPROVAL OF THE DIEBOLD, INCORPORATED ANNUAL CASH BONUS PLAN

The Board recommends a vote for re-approval of the existing Diebold, Incorporated Annual Cash Bonus Plan (the “Cash Bonus Plan”). Incentive bonus payments made under the Cash Bonus Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder.

Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to its Chief Executive Officer or certain of its most highly compensated executive officers in excess of $1.0 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Company’s shareholders every five years. The Cash Bonus Plan was previously approved by the Company’s shareholders in 2005. Unless re-approved, it will expire upon the first shareholder meeting in 2010.

As in the past, the Cash Bonus Plan will require the Compensation Committee to use goals and formulas that could be verified by an independent third party to fund bonuses, without the exercise of discretion, except to reduce the amount of compensation that might otherwise be payable under the Cash Bonus Plan.

Summary of Terms

The following is a summary of the terms of the Cash Bonus Plan and is qualified in its entirety by reference to the complete text of the Cash Bonus Plan, which is set forth in Exhibit A.

Administration

The Cash Bonus Plan shall be administered by the Compensation Committee or any other committee appointed by the Board to administer the Cash Bonus Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m)). In administering the Cash Bonus Plan, the Compensation Committee shall have full power and authority to interpret and administer the Cash Bonus Plan and shall have the exclusive right to establish Management Objectives (as defined below) and the amount of incentive bonuses payable upon achievement of such objectives.

Eligible Executive

Participation in the Cash Bonus Plan will be limited to an “Eligible Executive,” which is defined as the Company’s Chief Executive Officer and each other executive officer or other employee of the Company designated by the Compensation Committee. At present, under the Cash Bonus Plan, there would be approximately 28 Eligible Executives, including the Named Executive Officers, participating.

Management Objectives

An Eligible Executive’s right to receive a bonus under the Cash Bonus Plan depends on achievement of certain specified performance goals, referred to as “Management Objectives.” Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the Company or subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in one or more of the following: earnings per share; return on invested capital; return on total capital; return on assets; return on equity; total shareholder return; growth in net income, revenue, cash flow or operating profit; and/or productivity improvement.

Awards

Not later than the 90th day of each fiscal year of the Company, the Compensation Committee shall establish the Management Objectives for all Eligible Executives and the amount of incentive bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Compensation Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no incentive bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Compensation Committee may not modify any terms of awards established (other than in connection with an Eligible Executive’s death or disability, or a change in control), except to the extent that after such modification the incentive bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

The Compensation Committee retains the discretion to reduce the amount of any incentive bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

Notwithstanding any other provision of the Cash Bonus Plan to the contrary, in no event shall the incentive bonus paid to an Eligible Executive under the Cash Bonus Plan for a year exceed $2.75 million.

Committee Certification

As soon as practicable after the end of each fiscal year of the Company, the Compensation Committee shall determine whether the Management Objective has been achieved and the amount of the incentive bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

Amendment and Termination

The Committee may amend the plan from time to time, provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m). The Committee may also terminate the plan, on a prospective basis only, at any time.

Effective Date

Subject to its re-approval by the shareholders, the Cash Bonus Plan shall remain effective until the first annual meeting of shareholders held in the 2015 fiscal year, subject to any further shareholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m).

Cash Bonus Plan Benefits

Since the Cash Bonus Plan affords the Compensation Committee discretion in establishing target bonuses and payouts (subject to the $2.75 million annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Cash Bonus Plan. The Cash Bonus Plan was in effect for 2009, so the bonuses that would have been payable to the Named Executive Officers under the re-approved Cash Bonus Plan for 2009 would have been identical to the bonuses actually paid to the Named Executive Officers for 2009, as provided in the “Summary Compensation Table” above.

If the Cash Bonus Plan is not re-approved by shareholders, no bonuses will be paid under such plan for fiscal years beginning on or after January 1, 2011.

Federal Income Tax Consequences

Under present federal income tax law, a Cash Bonus Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Cash Bonus Plan. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a Cash Bonus Plan participant.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE
CORPORATION’S ANNUAL CASH BONUS PLAN.

SHAREHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may be sent to multiple shareholders in your household unless you request otherwise. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2009 or this proxy statement to you if you share an address subject to householding. Please contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

EXPENSES OF SOLICITATION

The cost of soliciting the proxies will be paid by us.  In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Laurel Hill Advisory Group, LLC, New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $7,000.

PROPOSALS OF SHAREHOLDERS

We must receive by November 16, 2010, any proposal of a shareholder intended to be presented at our 2011 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2011 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.

Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, which a shareholder intends to present at our 2011 Meeting, but which will not be included in our proxy, notice of meeting and proxy statement related to the 2011 Meeting (“non-Rule 14a-8 Proposals”), must be received by us at our principal executive office on or between December 15, 2010 and January 15, 2011 (or, if the 2011 Meeting is held more than 30 days prior to or after April 29, 2011, not later than the close of business on the later of the 90th day prior to the 2011 Meeting or the 10th day following the day on which public announcement of the date of the 2011 Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our Code of Regulations.

Non-Rule 14a-8 Proposals must comply with certain provisions of our Code of Regulations. Our proxy related to the 2011 Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 Proposals properly brought before the 2011 meeting.

OTHER MATTERS

We are not aware of any matters to be presented at the Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of the General Company Law of the State of Ohio, the Board has appointed inspectors of elections to act at the Annual Meeting.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on April 29, 2010.

This proxy statement, along with our Annual Report for the year ended December 31, 2009, are available free of charge www.proxyvote.com (you will need to reference the 12 Digit Control Number found on your proxy card).

By Order of the Board of Directors
CHAD F. HESSE
Senior Corporate Counsel and Corporate Secretary

Canton, Ohio
March 16, 2010

Exhibit A

DIEBOLD, INCORPORATED

ANNUAL CASH BONUS PLAN

1. Purpose. The purpose of the Annual Cash Bonus Plan (the “Plan”) is to attract and retain key executives for Diebold, Incorporated, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2. Definitions. As used in this Plan,

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Eligible Executive” means the Corporation’s Chief Executive Officer and any other executive officer or other employee of the Corporation designated by the Committee.

“Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.

“Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in one or more of the following:

(i)  earnings per share;

(ii) return on invested capital;

(iii) return on total capital;

(iv) return on assets;

(v)  return on equity;

(vi) total shareholder return;

(vii) growth in net income, revenue, cash flow or operating profit; and/or

(viii) productivity improvement.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

Exhibit A - 1

Exhibit A

5. Awards.

(a) Not later than the 90th day of each fiscal year of the Corporation, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, (other than in connection with an Eligible Executive’s death or disability, or a change in control), except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $2.75 million.

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Corporation, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

7. Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation’s fiscal year. An election to defer payment of all or any part of a bonus under the Plan shall be made in accordance with such rules as may be established by the Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.

8. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

9. Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

11. Amendment and Termination. The Committee may amend the plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Corporation to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not, after the end of the 90-day period described in Section 5(a) of the Plan, cause the amount payable under an Incentive Bonus to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the plan, on a prospective basis only, at any time.

12. Effective Date. Subject to its re-approval by the shareholders, this Plan shall remain effective until the first annual meeting of shareholders held in the 2015 fiscal year, subject to any further stockholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

Exhibit A - 2

Directions to Sheraton Suites
1989 Front Street, Cuyahoga Falls, Ohio 44221

From Akron-Canton Regional Airport
Take Interstate 77 North to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard. The hotel is located on the left, at the corner of Front Street and Broad Boulevard.

From Youngstown (East)
Take Interstate 76 West to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard and turn left again onto Front Street. The hotel is located on the left.

From Cleveland Hopkins International Airport
Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to the Broad Boulevard Exit. Turn right on Broad Boulevard and then turn left on Front Street. The hotel is on the left.

From Columbus (West)
Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to the 277/224 East/Canton Exit. Follow Route 77 to Exit 4B, Akron “Exit Only”. Within one mile follow Exit 125A, Route 8 North. Exit at Broad Boulevard and turn left to the hotel.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. DIEBOLD, INCORPORATED p??SJnYY?nT7 RMD Electronic Delivery of Future PROXY MATERIALS NORTH CANTON OH 44720 8077 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of D h Except” and write the number(s) of the irectors recommends tat you nominee(s) on the line below. 1. Election of Directors Nominees 01 Bruce L. Byrnes 02 Mei-Wei Cheng 03 Phillip R. Cox 04 Richard L. Crandall 05 Gale S. Fitzgerald 06 Phillip B. Lassiter 07 John N. Lauer 08 Thomas W. Swidarski 09 Henry D.G. Wallace 10 Alan J. Weber The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year 2010. 0 0 0 To re-approve the Company’s Annual Cash Bonus Plan. 0 0 0 NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified. The Board of Directors recommends a vote “FOR” these items. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE! Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available atwww.proxyvote.com. DIEBOLD, INCORPORATED This Proxy is Solicted on Behalf of the Board of Directors The undersigned hereby appoints Thomas W. Swidarski and Bradley C. Richardson, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on March 1, 2010, at the annual meeting of shareholders which will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio (directions available in the proxy statement) on April 29, 2010 or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York Mellon for the account in the Dividend Reinvestment Plan. This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN #091971 and the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #095760. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustees by 5:30 p.m. EDT on April 26, 2010 the Trustee will vote your shares held in the Plans. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side